                                                                     Exhibit 2.1


                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                         GEORGIA-PACIFIC CORPORATION,

                         NORTH AMERICAN TIMBER CORP.,

                               NPI TIMBER, INC.

                               GNN TIMBER, INC.

                               GPW TIMBER, INC.

                               LRFP TIMBER, INC.

                               NPC TIMBER, INC.

                                      and

                        PLUM CREEK TIMBER COMPANY, INC.


                           Dated as of July 18, 2000

                               TABLE OF CONTENTS

                                                                                                  Page No.
                                                                                                  --------

                                                 ARTICLE I

                                                DEFINITIONS
Section 1.01    Definitions.....................................................................   2

                                                ARTICLE II

                                          SPINOFF AND THE MERGERS

Section 2.01    The Spinoff.....................................................................  11
Section 2.02    The Mergers.....................................................................  12
Section 2.03    Certificate of Incorporation of the Surviving Corporation.......................  12
Section 2.04    By-Laws of the Surviving Corporation............................................  12
Section 2.05    Directors and Officers of the Surviving Corporation.............................  12
Section 2.06    Closing.........................................................................  12

                                                ARTICLE III

                                 CONVERSION OF SHARES AND RELATED MATTERS

Section 3.01    Conversion of Capital Stock.....................................................  13
Section 3.02    Exchange of Certificates........................................................  13
Section 3.03    G-P Stock Options...............................................................  16

                                                ARTICLE IV

                                   REPRESENTATIONS AND WARRANTIES OF G-P

Section 4.01    Due Organization, Good Standing and Corporate Power.............................  18
Section 4.02    Authorization and Validity of Agreement.........................................  18
Section 4.03    Capitalization..................................................................  19
Section 4.04    Consents and Approvals; No Violations...........................................  20
Section 4.05    G-P SEC Filings; Financial Statements...........................................  21
Section 4.06    No Undisclosed Liabilities......................................................  21
Section 4.07    Information to Be Supplied......................................................  22
Section 4.08    Absence of Certain Events.......................................................  22
Section 4.09    Litigation......................................................................  22
Section 4.10    Title to Properties; Encumbrances...............................................  23

Section 4.11    Compliance with Laws...............................................................  23
Section 4.12    G-P Employee Benefit Plans.........................................................  23
Section 4.13    Employment Relations...............................................................  25
Section 4.14    Taxes..............................................................................  26
Section 4.15    Intellectual Property..............................................................  27
Section 4.16    Environmental Matters..............................................................  28
Section 4.17    State Takeover Statutes............................................................  29
Section 4.18    Voting Requirements; Board Approval; Appraisal Rights..............................  29
Section 4.19    Opinion of Financial Advisor.......................................................  30
Section 4.20    Rights Agreement...................................................................  30
Section 4.21    Insurance..........................................................................  30
Section 4.22    Transactions with Affiliates.......................................................  30
Section 4.23    Material Contracts.................................................................  30
Section 4.24    Redemption.........................................................................  31
Section 4.25    Policies with Respect to Allocation of Expenses....................................  31
Section 4.26    Disclosure.........................................................................  31
Section 4.27    Broker's or Finder's Fee...........................................................  31
Section 4.28    Solvency...........................................................................  31
Section 4.29    Installment Note...................................................................  32

                                               ARTICLE V

                              REPRESENTATIONS AND WARRANTIES OF PLUM CREEK

Section 5.01    Due Organization, Good Standing and Corporate Power................................  32
Section 5.02    Authorization and Validity of Agreement............................................  32
Section 5.03    Capitalization.....................................................................  32
Section 5.04    Consents and Approvals; No Violations..............................................  33
Section 5.05    Plum Creek SEC Filings; Financial Statements.......................................  34
Section 5.06    No Undisclosed Liabilities.........................................................  35
Section 5.07    Information to Be Supplied.........................................................  35
Section 5.08    Absence of Certain Events..........................................................  35
Section 5.09    Litigation.........................................................................  36
Section 5.10    Voting Requirements; SPO Approval; Board Approval..................................  36
Section 5.11    Title to Properties: Encumbrances..................................................  37
Section 5.12    Compliance with Laws...............................................................  37
Section 5.13    Material Contracts.................................................................  37
Section 5.14    Environmental Matters..............................................................  38
Section 5.15    Taxes..............................................................................  38
Section 5.16    Tax Comfort........................................................................  39
Section 5.17    Transactions with Affiliates.......................................................  39
Section 5.18    Insurance..........................................................................  40

Section 5.19    Employment Relations...............................................................  40
Section 5.20    Plum Creek Employee Benefit Plans..................................................  42
Section 5.21    Broker's or Finder's Fee...........................................................  42

                                               ARTICLE VI

                                               COVENANTS

Section 6.01    Access to Information Concerning Properties and Records............................  42
Section 6.02    Confidentiality....................................................................  43
Section 6.03    Conduct of the Business of G-P Pending the Effective Time..........................  43
Section 6.04    Conduct of the Business of Plum Creek Pending the Effective Time...................  46
Section 6.05    Conduct of the Business of G-P After the Notice of Redemption Date.................  48
Section 6.06    Method of Allocating the Assets and Liabilities of the Timber Group................  48
Section 6.07    Shareholders' Meetings.............................................................  48
Section 6.08    Preparation of Joint Proxy Statement/Prospectus; Registration Statement............  49
Section 6.09    Commercially Reasonable Efforts....................................................  50
Section 6.10    Board Recommendations..............................................................  50
Section 6.11    No Solicitation....................................................................  51
Section 6.12    Notification of Certain Matters....................................................  53
Section 6.13    Public Announcements...............................................................  53
Section 6.14    NYSE and PE Listing................................................................  53
Section 6.15    Coordination of Dividends..........................................................  53
Section 6.16    Separation Agreement...............................................................  54
Section 6.17    Ancillary Contracts................................................................  54
Section 6.18    Affiliates.........................................................................  54
Section 6.19    Method of Effecting the Merger.....................................................  54
Section 6.20    Timber Agreements..................................................................  54

                                              ARTICLE VII

                           CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS

Section 7.01    Conditions to the Notice of Redemption.............................................  54
Section 7.02    Conditions of Plum Creek...........................................................  55
Section 7.03    Conditions to Obligations of G-P...................................................  57
Section 7.04    Conditions to Obligations of Plum Creek to Effect the Merger.......................  58
Section 7.05    Conditions to Obligations of G-P to Effect the Mergers.............................  59

                                              ARTICLE VIII

                                      TERMINATION AND ABANDONMENT

Section 8.01    Termination........................................................................  59
Section 8.02    Effect of Termination..............................................................  62

                                               ARTICLE IX

                                             MISCELLANEOUS

Section 9.01    Fees and Expenses..................................................................  63
Section 9.02    Survival of Representations and Warranties.........................................  63
Section 9.03    Notices............................................................................  64
Section 9.04    Entire Agreement...................................................................  65
Section 9.05    Binding Effect; Benefit; Assignment................................................  65
Section 9.06    Amendment and Modification.........................................................  65
Section 9.07    Further Actions....................................................................  65
Section 9.08    Headings...........................................................................  65
Section 9.09    Enforcement........................................................................  65
Section 9.10    Counterparts.......................................................................  65
Section 9.11    Applicable Law.....................................................................  66
Section 9.12    Severability.......................................................................  66
Section 9.13    Waiver of Jury Trial...............................................................  66


          Exhibit A      Human Resources Agreement
          Exhibit B      Noncompete Agreement
          Exhibit C      Tax Matters Agreement
          Exhibit D-1    Master Timber Agreement
          Exhibit D-2    Master Stumpage Agreement
          Exhibit D-3    Security Agreement
          Exhibit E      Transition Services Agreement
          Exhibit F      Amended Certificate of Incorporation
          Exhibit G      Form of G-P Legal Opinions
          Exhibit H      Form of Plum Creek Legal Opinions

                                AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of July 18, 2000 (this "Agreement"), by and among Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), Georgia-Pacific Corporation, a Georgia corporation ("G-P"), and North American Timber Corp., NPI Timber, Inc., GNN Timber, Inc., GPW Timber, Inc., LRFP Timber, Inc., and NPC Timber, Inc., each a Delaware corporation and a wholly owned subsidiary of G-P (each a "Spinco" and, collectively, the "Spincos").

     WHEREAS, G-P and each of the Spincos below are parties to a Separation Agreement (as defined below), pursuant to which the Spincos own or shall own all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) of G-P's Timber Group (as defined below) prior to the Redemption (as defined below);

     WHEREAS, immediately prior to the Effective Time (as defined below), G-P shall redeem all of the outstanding shares of Timber Group Common Stock (as defined below) in exchange for all of the outstanding shares of each Spinco by delivery of one unit (a "Unit"), consisting of one share of common stock of each Spinco, for each share of Timber Group Common Stock outstanding (the "Redemption");

     WHEREAS, pursuant to the Redemption, each option to purchase one share of Timber Group Common Stock shall be converted into an option to purchase one Unit on the terms described herein;

     WHEREAS, each of the Board of Directors of Plum Creek, G-P and each of the Spincos, has approved and declared advisable the merger of each of the Spincos with and into Plum Creek (each, a "Merger" and collectively, the "Mergers"), with Plum Creek as the surviving corporation, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, pursuant to resolutions duly adopted, each of the Board of Directors of Plum Creek, G-P and each of the Spincos has approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, pursuant to resolutions duly adopted, G-P, as the sole stockholder of each of the Spincos, has approved and adopted this Agreement and the transactions contemplated hereby.

     WHEREAS, as a condition to, and in connection with the execution of this Agreement, SPO (as defined below) has entered into a Voting Agreement and Consent with Plum Creek and G-P dated as of the date hereof (the "Voting Agreement").

     NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01  Definitions.  When used in this Agreement, the following
                   -----------
terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

     "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

     "Affiliated Entity" shall mean any corporation or other entity in which G-P or Plum Creek or any of its respective Subsidiaries owns capital stock, a limited partnership interest or other security which constitutes at least 10% of all of such outstanding securities or class of securities.

     Agreement" shall have the meaning set forth in the preamble hereto.

     "Allocation Policies" shall have the meaning set forth in Section 4.25.

     "Ancillary Contracts" shall mean the (i) Timber Group Timber Agreements;
(ii) Tax Matters Agreement; (iii) Human Resources Agreement; (iv) Transition Services Agreements; (v) Noncompete Agreement and (vi) Voting Agreement.

     "Business Day" means a day other than a Saturday, a Sunday or a day on which banks in New York, New York are permitted or required to close.

     "Certificate" shall have the meaning set forth in Section 3.02.

     "Certificates of Merger" shall have the meaning set forth in Section
2.02(a).

     "Closing" shall have the meaning set forth in Section 2.06.

     "Closing Date" shall have the meaning set forth in Section 2.06.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Contracts" shall have the meaning set forth in Section 4.04.

     "DGCL" shall have the meaning set forth in the fourth recital hereto.

     "Effective Time" shall have the meaning set forth in Section 2.02(a).

     "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice by any Person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by G-P or Plum Creek, as the case may be, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" shall mean any applicable Federal, state, local and foreign laws and regulations, including common law, relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure, and reporting requirements respecting Materials of Environmental Concern.

     "ERISA" shall have the meaning set forth in Section 4.12(a).

     "ERISA Affiliate" shall have the meaning set forth in Section 4.12(a).

     "ERISA Plans" shall have the meaning set forth in Section 4.12(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.02(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.02(b).

     "Exchange Ratio" shall have the meaning set forth in Section 3.01(a).

     "Fort Bragg Note" shall have the meaning set forth in Section 6.03(d)(x).

     "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

     "GCC" shall mean the Georgia Business Corporation Code.

     "Georgia-Pacific Group" shall mean, as of any date:

     (a) the interest of G-P or any of its subsidiaries on such date in all of the assets, liabilities and businesses of G-P or any of its subsidiaries (and any successor companies), other than any assets, liabilities and businesses attributed in accordance with Articles of Incorporation of G-P to the Timber Group;

     (b) all properties and assets transferred to the Georgia-Pacific Group from the Timber Group pursuant to transactions in the ordinary course of business of both the Georgia-Pacific Group and the Timber Group or otherwise as the Board of Directors of G-P may have directed as permitted by the Articles of Incorporation of G-P; and

     (c) the interest of G-P or any of its subsidiaries in any business or asset acquired and any liabilities assumed by G-P or any of its subsidiaries outside the ordinary course of business and attributed to the Georgia-Pacific Group, as determined by the Board of Directors of G-P.

     "Georgia-Pacific Group Common Stock" shall mean the Georgia-Pacific Corporation-Georgia-Pacific Group Common Stock, par value $0.80 per share.

     "Governmental Authority" shall have the meaning set forth in Section 4.04.

     "G-P" shall have the meaning set forth in the preamble hereto.

     "G-P Acquisition Transaction" shall have the meaning set forth in Section 6.11(a).

     "G-P Bona Fide Proposal" shall mean a proposal from a third party which G-P's Board of Directors determines in good faith, and after receipt and consideration of advice from its legal and financial advisors, is reasonably capable of being consummated by the Person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

     "G-P Common Stock" shall mean, collectively, (i) the Georgia-Pacific Group Common Stock and (ii) the Timber Group Common Stock.

     "G-P Disclosure Letter" shall have the meaning set forth in Section 4.01.

     "G-P Junior Preferred Stock" shall have the meaning set forth in Section 4.03(a).

     "G-P Preferred Stock" shall have the meaning set forth in Section 4.03(a).

     "G-P SEC Filings" shall have the meaning set forth in Section 4.05(a).

     "HSR Act" shall have the meaning set forth in Section 4.04.

     "Human Resources Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit A.

     "IRS" shall mean the United States Internal Revenue Service.

     "Issuance Obligation" shall have the meaning set forth in Section 4.03(a).

     "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus relating to the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting.

     "Laws" shall have the meaning set forth in Section 4.04.

     "Liens" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, option, right of first refusal, security interest or encumbrance of any kind in respect of such asset. Liens shall not include hunting leases, easements for roads or public utilities, railroads, licenses or permits or other matters that do not materially detract from the value of or impair such assets.

     "Material of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or radon.

     "Material Transaction" shall have the meaning set forth in Section 6.05(b).

     "Merger" or "Mergers" shall have the meaning set forth in the fourth recital hereto.

     "Merger Registration Statement" shall have the meaning set forth in Section 5.07(a).

     "Noncompete Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit B.

     "Non-Plum Creek Optionees" shall have the meaning set forth in Section 3.03(c).

     "Notice of Redemption" shall have the meaning set forth in Section 2.01(a).

     "Notice of Redemption Date" shall have the meaning set forth in Section 2.01(a).

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Offeror" shall have the meaning set forth in Section 6.11(c).

     "Orders" shall have the meaning set forth in Section 4.04.

     "PBGC" shall have the meaning set forth in Section 4.12(c).

     "PE" shall mean the Pacific Exchange, Inc.

     "Permits" shall have the meaning set forth in Section 4.11(b).

     "Person" shall mean and include an association, an individual, a partnership, a joint venture, joint stock company, a corporation, a trust, an unincorporated organization, a limited liability company, a group, a government or other department or agency thereof and any other entity.

     "Plans" shall have the meaning set forth in Section 4.12(a).

     "Plum Creek" shall have the meaning set forth in the preamble hereto.

     "Plum Creek Acquisition Transaction" shall have the meaning set forth in
Section 6.11(d).

     "Plum Creek Bona Fide Proposal" shall mean a proposal from a third party which Plum Creek's Board of Directors determines in good faith, and after receipt and consideration of advice from its legal and financial advisors, is reasonably capable of being consummated by the Person making the proposal, taking into account regulatory, legal, financial and other relevant matters.

     "Plum Creek Common Equity" shall mean, collectively, the Plum Creek Common Stock and the Plum Creek Special Voting Common Stock.

     "Plum Creek Common Stock" shall mean Plum Creek's common stock, par value $0.01 per share.

     "Plum Creek Disclosure Letter" shall have the meaning set forth in Section 5.03(a).

     "Plum Creek ERISA Affiliate" shall have the meaning set forth in Section 5.20.

     "Plum Creek Excess Stock" shall have the meaning set forth in Section 5.03(a).

     "Plum Creek Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, financial condition or results of operations of Plum Creek and its Subsidiaries taken as a whole, but shall exclude any material adverse effect arising out of (i) any changes in U.S. general economic or securities markets conditions; (ii) any changes that affect the timber industry in general; or (iii) any changes resulting from the announcement of this Agreement, each Merger or the transactions contemplated thereby.

     "Plum Creek Material Contract" shall mean a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), which requires expenditures or the performance of services in an amount in excess of $5 million and is not cancellable within one year.

     "Plum Creek Option" shall have the meaning set forth in Section 3.03(b).

     "Plum Creek Plans" shall have the meaning set forth in Section 5.20.

     "Plum Creek Preferred Stock" shall have the meaning set forth in Section 5.03(a).

     "Plum Creek Real Property" shall mean all of the real property, interests in real property and improvements that are owned, leased, or operated by Plum Creek or any of its Subsidiaries or Affiliates.

     "Plum Creek SEC Filings" shall have the meaning set forth in Section
5.05(a).

     "Plum Creek Special Voting Common Stock" shall have the meaning set forth in Section 5.03(a).

     "Plum Creek Stockholder Approval" shall have the meaning set forth in
Section 5.10(a).

     "Plum Creek Stockholder Meeting" shall have the meaning set forth in
Section 6.07(b).

     "Preferred Stock Subsidiary" shall mean a "preferred stock subsidiary" or any other subsidiary from which a Person that is a Real Estate Investment Trust under the Code derives a majority of the economic benefit, but which such Person does not control in order to comply with the rules and regulations applicable to Real Estate Investment Trusts under the Code, whether or not such Person's interest is held through ownership of preferred stock or through non-voting common stock.

     "Private Letter Ruling" shall have the meaning set forth in Section
7.01(e).

     "Redemption" shall have the meaning set forth in the second recital hereto.

     "Redemption Date" shall mean the date on which the shares of Timber Group Common Stock shall be redeemed in exchange for Units.

     "Rights" shall mean, collectively (i) the rights of the holders of the Georgia-Pacific Group Common Stock to purchase the Series B Junior Preferred Stock of G-P issued pursuant to the Rights Agreement and (ii) the rights of the holders of the Timber Group Common Stock to purchase the Series C Junior Preferred Stock of G-P issued pursuant to the Rights Agreement.

     "Rights Agreement" shall mean the Amended and Restated Rights Agreement dated as of December 16, 1997, by and between G-P and First Chicago Trust Company of New York, as Rights Agent, as amended.

     "Rule 145 Affiliates" shall have the meaning set forth in Section 6.18.

     "SEC" shall mean the U.S. Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Separation" shall have the meaning set forth in Section 2.01(a).

     "Separation Agreement" shall have the meaning set forth in Section 2.01(a).

     "Solvency Opinions" shall mean the opinion of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to the G-P Board of Directors to the effect that, after giving effect to the Spinoff, G-P will be able to pay its debts as they come due in the usual course of business and its total assets will exceed the sum of its total liabilities, such opinions to be dated as of the date the G-P Board of Directors declares the Redemption and the Redemption Date.

     "Spinco" or "Spincos" shall have the meaning set forth in the preamble hereto.

     "Spinco Options" shall have the meaning set forth in Section 3.03(a).

     "Spinoff" shall mean the Separation together with the Redemption.

     "SPO" shall mean, collectively, PC Advisory Partners I, L.P. and PC Intermediate Holdings, L.P.

     "Subsidiary" with respect to a Person shall mean (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such

Person or any of its Subsidiaries owns or has the power to vote more than 50% of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity; provided, however, that a
                                                      --------  -------
Preferred Stock Subsidiary shall be considered a Subsidiary for the purposes of this Agreement whether or not such subsidiary otherwise falls within this definition of "Subsidiary."

     "Surviving Corporation" shall have the meaning set forth in Section
2.02(b).

     "Tax Authority" shall mean the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

     "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     "Tax Matters Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit C.

     "Tax Returns" shall mean all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

     "Timber Group" shall mean, as of any date:

     (d) all assets and liabilities of G-P and its subsidiaries attributed by the Board of Directors of G-P to the Timber Group;

     (e) all properties and assets transferred to the Timber Group from the Georgia-Pacific Group pursuant to transactions in the ordinary course of business of the Georgia-Pacific Group and the Timber Group or otherwise as the Board of Directors of G-P may have directed as permitted by the Articles of Incorporation of G-P; and

     (f) the interest of G-P or any of its subsidiaries in any business or asset acquired and any liabilities assumed by G-P or any of its subsidiaries outside of the ordinary course of business and attributed to the Timber Group, as determined by the Board of Directors of G-P.

     "Timber Group Common Stock" shall mean the Georgia-Pacific Corporation-Timber Group Common Stock, par value $0.80 per share.

     "Timber Group Equity Interest" shall have the meaning set forth in Section 4.03(a).

     "Timber Group Employees" shall mean those individuals who, immediately prior to the Redemption Date, were employees of Timber Group.

     "Timber Group Financial Statements" shall mean the financial statements included in the G-P SEC Filings which reflect separately the operations, assets and liabilities, and cash flows of the Timber Group.

     "Timber Group Intellectual Property" shall have the meaning set forth in
Section 4.15(a).

     "Timber Group Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets, financial condition or results of operations of the Timber Group, taken as a whole, but shall exclude any material adverse effect arising out of (i) any changes in U.S. general economic or securities markets conditions; (ii) any changes that affect the timber industry in general; or (iii) any changes resulting from the announcement of this Agreement, each Merger or the transactions contemplated thereby.

     "Timber Group Material Contract" shall have the meaning set forth in
Section 4.23.

     "Timber Group Options" shall have the meaning set forth in Section 3.03(a).

     "Timber Group Real Property" shall mean all of the real property, interests in real property and improvements attributed to the Timber Group that are owned, leased, or operated by G-P, any of the Spincos or any of their Subsidiaries or Affiliates.

     "Timber Group Shareholder Approval" shall mean the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Timber Group Common Stock.

     "Timber Group Shareholder Meeting" shall have the meaning set forth in
Section 6.07(a).

     "Timber Group Timber Agreements" shall mean the agreements, in the form attached hereto as Exhibits D-1 through D-3, with such changes as are necessary to comply with section 631(b) of the Code, without materially altering the economics of such agreements.

     "Trading Day" shall mean any day on which securities are traded on the NYSE.

     "Transaction Termination Event" shall mean (i) the issuance of any Treasury regulation, revenue ruling or notice of the IRS or Treasury or any other published pronouncement, including in proposed form, (ii) the enactment or proposal of any legislation or, (iii) based on the reasonable knowledge and belief of any party hereto, the likelihood of the issuance of any of the foregoing, that in any such case creates a substantial risk that principles that are similar to those of section 1374 of the Code would apply to the cutting of timber transferred by the Spincos to the Surviving Corporation pursuant to the Mergers during the ten year period following the Effective Date.

     "Transition Services Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit E.

     "Treasury" shall mean the United States Department of Treasury.

     "Unit" shall have the meaning set forth in the second recital hereto.

     "Voting Agreement" shall have the meaning set forth in the seventh recital hereto.

     "Voting Debt" shall have the meaning set forth in Section 4.03(a).

     "WARN Act" shall have the meaning set forth in Section 4.13(c).

                                  ARTICLE II

                            SPINOFF AND THE MERGERS

     Section 2.01  The Spinoff.
                   -----------

     (a) As of the Redemption Date, the Spincos shall own all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) of the Timber Group and no other assets and liabilities (the "Separation"). The Spincos have entered into the Separation Agreement with G-P dated as of the date hereof (the "Separation Agreement"). A notice of redemption shall be sent by G-P to the holders of Timber Group Common Stock (the "Notice of Redemption") 30 "trading days" (as defined in G-P's Articles of Incorporation) prior to the Redemption upon satisfaction or waiver of the conditions set forth in Section 7.01, 7.02 and 7.03 hereof (excluding conditions that, by their nature, cannot be satisfied until the date that such notice is given (the "Notice of Redemption Date")), and subject to the satisfaction or waiver of the conditions set forth in Section 7.04 and 7.05, the Redemption shall occur on the last fiscal day of the month on the thirtieth trading day after the Notice of Redemption Date.

     (b) The Units shall be evidenced by the certificates formerly representing shares of Timber Group Common Stock until exchanged for certificates representing the consideration provided for by Section 3.01(a) in accordance with Section 3.02 and the shares of common stock of each Spinco shall not be separately transferrable.

     Section 2.02  The Mergers.
                   -----------

     (a) Upon the terms and subject to the conditions of this Agreement, immediately following the Spinoff, certificates of merger (the "Certificates of Merger") shall be duly prepared, executed and acknowledged by Plum Creek and each of the Spincos in accordance with Section 251 of the DGCL and shall be filed with the Secretary of State of Delaware. Each of the Mergers shall be evidenced by separate Certificates of Merger. The consideration to be received in connection with the Mergers shall be allocated with respect to each Spinco in an amount that will be agreed upon in good faith by the parties hereto. The Mergers shall become effective at the opening of business on the first Business Day following the Redemption Date as provided in such Certificates of Merger (or at such later time reflected in such Certificates of Merger as shall be agreed to by Plum Creek and G-P). The date and time when the Mergers shall become effective on Business Day after the Redemption Date and is hereinafter referred to as the "Effective Time."

     (b) At the Effective Time, each Spinco shall be merged with and into Plum Creek and the separate corporate existence of each Spinco shall cease, and Plum Creek shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation").

     (c) At the Effective Time, the effect of the Mergers shall be as provided in this Article II and in the applicable provisions of the DGCL.

     Section 2.03  Certificate of Incorporation of the Surviving Corporation.
                   ----------------------------------------------------------
The Certificate of Incorporation of Plum Corporation Creek as amended pursuant to the Merger shall read in its entirety as set forth in Exhibit F and shall be the Certificate of Incorporation of the Surviving Corporation.

     Section 2.04  By-Laws of the Surviving Corporation. The By-Laws of Plum
                   ------------------------------------
Creek, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     Section 2.05  Directors and Officers of the Surviving Corporation. At the
                   ---------------------------------------------------
Effective Time, the directors and Corporation officers of Plum Creek immediately prior to the Effective Time and up to three directors designated by G-P prior to the Effective Time who are reasonably acceptable to Plum Creek shall be the directors and officers of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the DGCL and the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. As soon as practicable after the Effective Time, the number of directors of the Surviving Corporation shall be increased from eight to eleven.

     Section 2.06  Closing.  Subject to the terms and conditions contained in
                   -------
this Agreement, the closing of the Mergers (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 on the day immediately prior to the Effective Time on which the last of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII hereof is satisfied or waived or at such other time and date as the parties hereto shall agree in writing; provided, however, that the Closing shall not occur prior to January 1,
         --------  -------
2001, except as otherwise mutually agreed by the parties hereto in writing. Such date is herein referred to as the "Closing Date."

                                  ARTICLE III

                       CONVERSION OF SHARES AND RELATED MATTERS

     Section 3.01  Conversion of Capital Stock. At the Effective Time, by
                   ---------------------------
virtue of of the Mergers and without any action on the part of Plum Creek, the Spincos or the holders of any of the following securities:

     (a) Each Unit, including each share of common stock of each Spinco represented thereby, issued and outstanding immediately prior to the Effective Time (other than any Units to be cancelled pursuant to Section 3.01(b)) shall be converted, subject to Section 3.02(f), into the right to receive 1.37 shares of Plum Creek Common Stock (as adjusted pursuant to Section 3.01(c), the "Exchange Ratio"). Following the Effective Time, all Units, including each share of common stock of each Spinco represented thereby, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. No fractional share of Plum Creek Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.02(f) hereof.

     (b) Each Unit owned by G-P and each Unit owned by Plum Creek or any direct or indirect wholly owned subsidiary of Plum Creek or G-P (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) If between the date of this Agreement and the Effective Time, the outstanding shares of Plum Creek Common Stock or, between the date of this Agreement and the Redemption Date, the outstanding shares of Timber Group Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or the record date therefor or the effective date thereof shall be prior to the Effective Time, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (d) The shares of Plum Creek Common Equity issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unchanged in the Mergers except as contemplated by Section 2.03.

     Section 3.02  Exchange of Certificates.  (a) Prior to the Effective Time,
                   ------------------------
Plum Creek shall appoint a bank or trust company reasonably acceptable to G-P as exchange agent (the "Exchange Agent") for the purposes of exchanging the certificates formerly representing the Timber Group Common Stock which subsequent to the Spinoff but prior to the Effective Time evidence the Units (each a "Certificate") for whole number of shares of Plum Creek Common Stock into which the Units evidenced by such Certificate have been converted pursuant to Section 3.01(a) and cash in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f). Promptly after the Effective Time, Plum Creek will send, or will cause the Exchange Agent to send, to each holder of record of Timber Group Common Stock as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other customary provisions as Plum Creek may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the whole number of shares of Plum Creek Common Stock into which the Units have been converted and cash in lieu of fractional shares of Plum Creek Common Stock.

     (b) As soon as practicable but in any event no later than three Business Days following the Effective Time, Plum Creek shall deposit with the Exchange Agent as nominee for the benefit of the holders of Timber Group Common Stock, certificates representing the shares of Plum Creek Common Stock (such shares of Plum Creek Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.01(a). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Plum Creek Common Stock contemplated to be issued pursuant to Section 3.01(a) out of the Exchange Fund. Subject to Section 3.02(g), the Exchange Fund shall not be used for any other purposes.

     (c) Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal referred to in Section 3.02(a), duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate have been converted in accordance with Section 3.01(a), (ii) the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable with respect to such shares of Plum Creek Common Stock, and (iii) the cash amount payable in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f), in each case which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Mergers. Until surrendered as contemplated by this Section 3.02(c) and subject to Section 3.02(d), each Certificate shall, after the Effective Time, represent for all purposes only the right to receive the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate has been converted in accordance with Section 3.01(a), plus the cash amount payable in lieu of fractional shares of Plum Creek Common Stock in accordance with Section 3.02(f), plus the amount of dividends or other distributions, if any, with a record date on or after the Effective Time, which theretofore became payable with respect to such shares of Plum Creek Common Stock.

     (d) No dividends or other distributions declared, made or paid after the Effective Time with respect to shares of Plum Creek Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Plum Creek Common Stock represented thereby and no cash payment in lieu of fractional shares of Plum Creek Common Stock shall be paid to any such holder pursuant to Section 3.02(f) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 3.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Plum Creek Common Stock, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such shares of Plum Creek Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Plum Creek Common Stock. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of shares of Plum Creek Common Stock held by the Exchange Agent shall be held in trust for the benefit of such holders of Certificates.

     (e) All shares of Plum Creek Common Stock issued upon conversion of the Units in accordance with the terms hereof (including any cash paid pursuant to Section 3.02(d) or (f)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the Units represented thereby. At the Effective Time, the stock transfer books of G-P solely with respect to the shares of Timber Group Common Stock evidencing the Units shall be closed and there shall be no further registration of transfers thereon of such shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.02.

     (f) No certificate or scrip representing fractional shares of Plum Creek Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares will not entitle the owner thereof to vote or to any rights of a holder of shares of Plum Creek Common Stock. In lieu of any such fractional shares of Plum Creek Common Stock, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Plum Creek Common Stock in exchange for such Certificates (after taking into account all Certificates delivered by such holder) pursuant to this Section 3.02 shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional share of Plum Creek Common Stock, determined by multiplying (A) the average of the per share closing sale price of Plum Creek Common Stock, as reported on the NYSE, on each of the twenty Trading Days ending on the third Trading Day immediately preceding the Effective Time by (B) the fractional share of Plum Creek Common Stock to which such holder would otherwise be entitled.

     (g) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to Plum

Creek, upon demand, and any holders of Certificates who have not theretofore complied with this Article III shall thereafter look only to Plum Creek (subject to abandoned property, escheat and other similar laws) as a general creditor for payment of their claim for shares of Plum Creek Common Stock, any cash in lieu of fractional shares of Plum Creek Common Stock and any dividends or distributions with respect to shares of Plum Creek Common Stock. Plum Creek shall not be liable to any holder of any Certificate for shares of Plum Creek Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional shares of Plum Creek Common Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any securities or cash amounts remaining unclaimed by holders of Certificates shall immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority, to the extent permitted by applicable law, become the property of Plum Creek free and clear of any claims or interest of any Person previously entitled thereto.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Plum Creek, the posting by such Person of a bond in such reasonable amount as Plum Creek may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the whole number of shares of Plum Creek Common Stock into which the Units represented by such Certificate have been converted, any cash in lieu of fractional shares of Plum Creek Common Stock, and unpaid dividends and distributions in respect of or on shares of Plum Creek Common Stock deliverable in respect thereof, pursuant to this Agreement.

     (i) Plum Creek shall be entitled to deduct and withhold from the shares of Plum Creek Common Stock (and any dividends or distributions thereon) and cash in lieu of fractional shares of Plum Creek Common Stock otherwise payable hereunder to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign income tax law. To the extent that Plum Creek so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Plum Creek.

     Section 3.03  G-P Stock Options.
                   -----------------

     (a) Prior to the Effective Time, G-P shall cause each outstanding option granted to an employee of G-P or its Subsidiaries to purchase Timber Group Common Stock ("Timber Group Options") to be amended to substitute one Unit for each share of Timber Group Common Stock subject to such option (the "Spinco Options").

     (b) Each Spinco Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested or exercisable, shall be automatically converted at the Effective Time into an option (a "Plum Creek Option") to purchase a number of shares of Plum Creek Common Stock equal to the number of Units subject to such Spinco Option multiplied by the Exchange Ratio (rounded to the nearest whole number), at a price per share of Plum Creek Common Stock equal to the per-Unit option exercise price specified in the Spinco Option divided by the Exchange Ratio (rounded to the nearest whole cent); provided, however, that all
                                                    --------  -------
other terms and conditions of the Plum Creek Options shall continue to be determined by reference to the applicable G-P stock plan and Timber Group Option, provided, further, however, that all Spinco Options shall become vested
        --------  -------  -------
and exercisable as of the Effective Time. From and after the Effective Time, (i) except as otherwise provided herein, all references to G-P in the Spinco Options shall be deemed to refer to Plum Creek and (ii) no Plum Creek Option holder shall be deemed to have suffered a termination of employment under such plans or agreements solely by reason of the consummation of the transactions contemplated hereunder.

     (c) In respect of those Plum Creek Option holders who do not become employees of the Surviving Corporation at the Effective Time ("Non-Plum Creek Optionees"), (i) any references in the Plum Creek Option to G-P as the employer of Non-Plum Creek Optionees or to employment by Non-Plum Creek Optionees by G-P shall not be deemed to refer to Plum Creek as the employer or to employment with Plum Creek and (ii) G-P shall provide Plum Creek, in a timely manner, with such information as Plum Creek shall reasonably require in order to assume its obligations and enforce its rights under the Plum Creek Options.

     (d) Plum Creek shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Plum Creek Common Stock for delivery upon exercise of the Plum Creek Options. As promptly as reasonably practicable after the Effective Time, Plum Creek shall issue to each holder of a Spinco Option that was converted into a Plum Creek Option pursuant to this Section 3.03 a document evidencing the foregoing assumption by Plum Creek. At or prior to the Effective Time, to the extent necessary to provide for registration of shares of Plum Creek Common Stock subject to Plum Creek Options other than Plum Creek Options held by Non-Plum Creek Optionees, Plum Creek shall file a registration statement on Form S-8 (or other applicable or successor form), with respect to such shares of Plum Creek Common Stock and shall use its commercially reasonable efforts to maintain such registration statement (or other applicable or successor form), including the current status of any related prospectus or prospectuses, for so long as such Plum Creek Options remain outstanding. In respect of shares of Plum Creek Common Stock subject to Plum Creek Options held by Non-Plum Creek Optionees, Plum Creek shall file, at or prior to the Effective Time, to the extent necessary to provide for the registration of such shares, a registration statement on Form S-3 (or other applicable or successor form), and shall use its commercially reasonable efforts to maintain such registration statement (or other applicable or successor form), including the current status of any required prospectus or prospectuses, for so long as such Plum Creek Options remain outstanding.

     (e) Prior to the Effective Time, G-P shall use commercially reasonable efforts to take all actions (including, if appropriate, amending the terms of G-P's stock plans) and obtain such consents as are necessary to give the effect to the transactions contemplated by this Section 3.03.

     (f) Prior to the date hereof, G-P shall take such steps to give effect to the acceleration of the vesting and exercisability of the Spinco Options as such is described above.

     (g) In respect of those employees of the Surviving Corporation who at the Effective Time hold options to purchase Georgia-Pacific Group Stock ("Georgia-Pacific Options"), (i) G-P shall amend such options to extend the exercise period to include any period of employment as an employee of the Surviving Corporation and (ii) Plum Creek shall provide G-P, in a timely manner, with such information as G-P shall reasonably require in order to enforce its rights under the Georgia-Pacific Options.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF G-P

     Except as otherwise set forth in the G-P Disclosure Letter specifying the section to which it relates, G-P hereby represents and warrants to Plum Creek as follows:

     Section 4.01  Due Organization, Good Standing and Corporate Power. Each of
                   ---------------------------------------------------
G-P and the Spincos is a Power corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of G-P and the Spincos is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Timber Group Material Adverse Effect.
Section 4.01 of the letter delivered by G-P to Plum Creek concurrently with the delivery of this Agreement (the "G-P Disclosure Letter") sets forth a list of all of the Persons holding as of the date hereof, directly or indirectly, any of the assets and liabilities of the Timber Group and their respective jurisdictions of incorporation or organization and identifies G-P's (direct or indirect) percentage of equity ownership therein.

     Section 4.02  Authorization and Validity of Agreement.  Each of G-P and
                   ---------------------------------------
the Spincos has full corporate power and authority to execute and deliver this Agreement and the Separation Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Separation Agreement by each of G-P and the Spincos, and the consummation by each of them of the transactions contemplated hereby and thereby, have been duly authorized and unanimously approved by their respective Boards of Directors and by G-P as the sole stockholder of each of the Spincos and no other corporate action on the part of G-P or any of the Spincos is necessary to authorize the execution, delivery and performance of this Agreement and the Separation Agreement by G-P or the Spincos and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Separation Agreement have been duly executed and delivered by each of G-P and the Spincos and each is a valid and binding obligation of each of G-P and the Spincos enforceable against each of G-P and the Spincos in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section 4.03  Capitalization.
                   --------------

     (a) The authorized capital stock of G-P consists of 685,000,000 shares, of which (i) 400,000,000 shares are designated as Georgia-Pacific Group Common Stock, (ii) 250,000,000 shares are designated as Timber Group Common Stock,
(iii) 10,000,000 shares are designated as preferred stock, no par value per share (the "G-P Preferred Stock"), and (iv) 25,000,000 shares are designated as junior preferred stock, no par value per share (the "G-P Junior Preferred Stock"). As of the date hereof: (i) 170,751,428 shares of Georgia-Pacific Group Common Stock were issued and outstanding, (ii) 79,619,482 shares of Timber Group Common Stock were issued and outstanding, (iii) no shares of G-P Preferred Stock were issued and outstanding, (iv) no shares of G-P Junior Preferred Stock were issued and outstanding, (v) 25,200,000 shares of Georgia-Pacific Group Common Stock were reserved for issuance under G-P's stock option and stock benefit plans and arrangements, (vi) 21,501,300 shares of Georgia-Pacific Group Common Stock were held by G-P in its treasury, (vii) 8,400,000 shares of Timber Group Common Stock were reserved for issuance under G-P's stock option and stock benefit plans and arrangements and (viii) 14,387,850 shares of Timber Group Common Stock were held by G-P in its treasury. All issued and outstanding shares of capital stock of G-P have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the immediately preceding sentence and other than the Rights or pursuant to the Spinoff, there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Timber Group Common Stock or any capital stock equivalent or other nominal interest in G-P or any of its Subsidiaries which relate to the Timber Group (collectively, "Timber Group Equity Interests") pursuant to which G-P or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Timber Group Equity Interests ("Issuance Obligation"). None of the Rights granted pursuant to the Rights Agreement have at any time been triggered. Except for the Redemption, there are no outstanding obligations of G-P to repurchase, redeem or otherwise acquire any outstanding securities of Timber Group Equity Interests. G-P has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with the holders of the Timber Group Common Stock on any matter ("Voting Debt"). Except as set forth in Section 4.03(a) of the Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by G-P with respect to the Timber Group Common Stock and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

     (b) The authorized capital stock of each of the Spincos consists of 100 shares, par value $.01 per share. As of the date hereof, each of the Spincos had 25 shares issued and outstanding. Other than as contemplated by Section 3.03, none of the Spincos have any shares reserved for issuance under a stock option or stock benefit and arrangement plan. Prior to the Redemption, G-P will be the sole stockholder of all of the issued and outstanding shares of stock of each of the Spincos. All of the issued and outstanding shares of capital stock of each of the Spincos are validly existing, fully paid and non-assessable. Other than as contemplated by Section 3.03, none of the Spincos have outstanding Voting Debt or are bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Spincos and there are no obligations of the Spincos to repurchase, redeem or otherwise acquire any outstanding securities of the Spincos.

     (c) Except as set forth in Section 4.03(c) of the G-P Disclosure Letter or as contemplated by this Agreement or the Separation Agreement, none of the Spincos own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity.

     Section 4.04  Consent and Approvals; No Violations.  Assuming (a) the
                   ------------------------------------
filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (e) the Plum Creek Stockholder Approval, the execution and delivery of this Agreement by each of G-P and the Spincos and the consummation by each of G-P and the Spincos of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of G-P's or the Spincos' Certificate of Incorporation or G-P's or the Spincos' By-Laws or the comparable governing documents of any of their Subsidiaries; (ii) violate or conflict with any statute, law, ordinance, rule or regulation (together, "Laws") or any order, judgment, decree, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to G-P, the Spincos or any of their Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth in
Section 4.04(e)(iii) of the G-P Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the properties or assets of the Timber Group, the Spincos or any of their Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, lease, franchise agreement or other instrument or obligation of any kind ("Contracts") to which G-P, any of the Spincos or any of their Subsidiaries, in each case on behalf of the Timber Group, is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses (ii), (iii) and (iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

     Section 4.05  G-P SEC Filings; Financial Statements.
                   -------------------------------------

     (a) G-P has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since November 1, 1997 (collectively, the "G-P SEC Filings"). The G-P SEC Filings (i) as they relate to the Timber Group, were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact with respect to the Timber Group or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein with respect to the Timber Group, in the light of the circumstances under which they were made, not misleading. No liabilities attributable to the Georgia-Pacific Group as set forth in the G-P SEC Filings are attributable to the Timber Group. No G-P Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the Timber Group Financial Statements (including, in each case, any notes thereto) contained in the G-P SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustments) and each presented fairly in all material respects the consolidated financial position of the Timber Group as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of each of G-P, the Spincos and their Subsidiaries as they relate to the Timber Group have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     Section 4.06  No Undisclosed Liabilities.  Except as and to the extent
                   --------------------------
set forth on the consolidated balance sheet of the Timber Group, as of 2000, including the notes thereto, neither G-P, any of the Spincos nor any Subsidiaries of G-P has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) relating to the Timber Group that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 1, 2000 in the ordinary course of business that would neither, individually or in the aggregate, (i) reasonably be expected to have a Timber Group Material Adverse Effect nor (ii) reasonably be expected to prevent or materially delay the performance by G-P of its obligations under this Agreement, each Merger or the transactions contemplated thereby.

     Section 4.07  Information to Be Supplied.
                   --------------------------

     (a) The Joint Proxy Statement/Prospectus and the other documents required to be filed by G-P with the SEC in connection with the Mergers and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date that it is filed, on the date it is first mailed to the shareholders of Timber Group Common Stock and stockholders of Plum Creek and at the time of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 4.07, no representation or warranty is made by G-P with respect to statements made or incorporated by reference in the Merger Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by Plum Creek expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.07.

     Section 4.08  Absence of Certain Events. Except as expressly permitted by
                   -------------------------
this Agreement, since January 1, 2000, each of G-P, the Spincos and their Subsidiaries have operated their respective Timber Group businesses only in the ordinary course of business and there has not occurred (i) any event, occurrence or condition which would reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect or (ii) other than in the ordinary course of business in a manner consistent with past practices, any increase in the compensation of, or change of control agreement with, any officer of G-P, the Spincos or any of their Subsidiaries or any general salary or benefits increase to the employees of G-P, the Spincos or any of their Subsidiaries, except those employees that will not be Timber Group Employees.

     Section 4.09  Litigation.  Except as set forth in Section 4.09 of the G-P
                   ----------
Disclosure Letter, there are no investigations, actions, suits or proceedings pending against G-P, the Spincos or any of their Subsidiaries or, to the knowledge of G-P, threatened against G-P, the Spincos or any of their Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to have, individually or in the aggregate, a Timber Group Material Adverse Effect, and, to the knowledge of G-P, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Timber Group Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither G-P, any of the Spincos nor their Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

     Section 4.10  Title to Properties; Encumbrances. Section 4.10 of the G-P
                   ---------------------------------
Disclosure Letter sets forth a complete list of all of the material Timber Group Real Property. Except as set forth in Section 4.10 of the G-P Disclosure Letter, each of G-P, the Spincos and their Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties and assets of the Timber Group except where the failure to have such good, valid and marketable title would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in G-P's consolidated balance sheet as of April 1, 2000, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by G-P, any of the Spincos or any of their Subsidiaries in the operation of the Timber Group, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (d) Liens which would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect, each of G-P, the Spincos and their Subsidiaries are in compliance with the terms of all leases of tangible properties to which they are a party and under which they are in occupancy that relate to the operation of the Timber Group, and all such leases are in full force and effect.

     Section 4.11  Compliance with Laws.
                   --------------------

     (a) Each of G-P, the Spincos and their Subsidiaries are in compliance with all applicable Federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

     (b) Except as set forth in Section 4.11(b) of the G-P Disclosure Letter, each of G-P, the Spincos and their Subsidiaries hold, to the extent legally required, all Federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Authorities (the "Permits") that are required for the operation of the Timber Group by G-P, the Spincos and their Subsidiaries as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect.

     Section 4.12  G-P Employee Benefit Plans.  Except as would not pertain
                   --------------------------
to or materially affect the Timber Group:

     (a) Section 4.12(a) of the G-P Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by G-P, the Spincos or any of their subsidiaries, or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with G-P or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), for the benefit of any current or former employee or director of a Spinco or any Spinco subsidiary, whether formal or informal and whether legally binding or not (the "Spinco Plans").

     (b) With respect to each Spinco Plan, G-P has made available or will make available to Plum Creek a current, accurate and complete copy thereof and, to the extent applicable: (i) the most recent determination letter, (ii) any summary plan description and (iii) for the two most recent years (A) the form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

     (c) The Spinco Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, except where the failure to so comply would not reasonably be expected to have a Timber Group Material Adverse Effect. Each Spinco Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of G-P, nothing has occurred that would reasonably be expected to affect such qualification.

     (d) There are no pending, or to the knowledge of G-P, threatened claims and no pending or, to the knowledge of the Spincos, threatened litigation with respect to any Spincos Plans that would reasonably be expected to have a Timber Group Material Adverse Effect, other than ordinary and usual claims for benefits by participants and beneficiaries.

     (e) No liability under Title IV of ERISA has been incurred by G-P, any of its Subsidiaries or any ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to G-P, the Spincos or any of their subsidiaries or any ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been or will be made when due, that would reasonably be expected to have a Timber Group Material Adverse Effect. G-P shall take such steps as are necessary to prevent Spinco assets from being subject to a lien as a result of any liability G-P or any ERISA Affiliate may incur under Title IV of ERISA. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which G-P, the Spincos, any of their subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years.

     (f) No lien has been imposed under section 412(n) of the Code or Section 302(f) of ERISA on the assets of G-P, any of the Spincos, any of their subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Spinco Plan.

     (g) Except for liabilities that would not reasonably be expected to have a Timber Group Material Adverse Effect, with respect to any Spinco Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA,
(i) neither G-P, any of its subsidiaries nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither G-P, the Spincos, each of their subsidiaries nor any ERISA Affiliate has any contingent material liability under
Section 4204 of ERISA.

     Section 4.13  Employment Relations.
                   --------------------

     (a) Except as would not reasonably be expected to, individually or in the aggregate, have a Timber Group Material Adverse Effect or as set forth in
Section 4.13(a) of the G-P Disclosure Letter, (i) neither G-P, the Spincos or any Subsidiary is a party to any collective bargaining agreement or other labor union contract with respect to any employee of the Timber Group, (ii) there are no organizational campaigns, demands or proceedings pending or, to G-P's knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of the Timber Group, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to G-P's knowledge, threatened involving any site of employment of the Timber Group. A true and correct list of the employees employed exclusively with respect to the Timber Group as of the date hereof is attached as Exhibit 2.1(b) to the Human Resources Agreement.

     (b) Except as would not pertain to or affect the Timber Group or as set forth in the G-P Disclosure Letter, each of G-P and its Subsidiaries is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. Except as set forth in Section 4.09 of the Gulf Disclosure Letter, to the knowledge of G-P, there are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to the Timber Group pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     (c) Except as would not pertain to or affect the Timber Group, since January 1, 2000, neither G-P nor any of its Subsidiaries has effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of G-P or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of G-P or any of its Subsidiaries; nor has G-P nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

     Section 4.14  Taxes.  Except as otherwise set forth in Section 4.14 of
                   -----
the G-P Disclosure Letter:

     (a)  G-P and each of its Subsidiaries and each of its Affiliated Entities:

          (i) have timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in G-P's most recent consolidated financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

          (ii) have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by such entities with the appropriate Tax Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects; and

          (iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

     (b) There are no pending material Tax audits relating to G-P or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by G-P or any of its Subsidiaries that are currently outstanding. All tax years for the consolidated Federal income tax group of which G-P is the common parent have been closed up to and including the year ending on December 31, 1996.

     (c) No Liens for Taxes have been filed against G-P or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of G-P.

     (d) No unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed against G-P or any of its Subsidiaries.

     (e) Neither G-P nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which G-P or any of its Subsidiaries does not file Tax Returns that G-P or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (f) Neither G-P nor any of its Subsidiaries is (i) a party to any Tax sharing, Tax allocation or similar agreement, or (ii) bound by any closing agreement, offer in compromise or other agreement with any Tax Authority.

     (g) The facts, representations, and other information contained and referred to in G-P's request, dated March 16, 2000, for rulings from the IRS concerning certain intra-group restructuring transactions, including all exhibits thereto, were true, correct and complete when the ruling request was filed and to the date hereof.

     Section 4.15  Intellectual Property.  Except as would not, individually or
                   ---------------------
in the aggregate, reasonably be expected to have a Timber Group Material Adverse
Effect:

     (a) G-P, the Spincos or their Subsidiaries own, without material restrictions, or are licensed to use, the rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, source codes, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the operation of the Timber Group (the "Timber Group Intellectual Property"). Section 4.15(a) of the G-P Disclosure Letter sets forth a complete list of all of the material Timber Group Intellectual Property. Neither G-P, the Spincos nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of G-P's obligations hereunder will be, in violation of, or lose any rights pursuant to, any Timber Group Intellectual Property.

     (b) No material claims with respect to the Timber Group Intellectual Property have been asserted or, to the knowledge of G-P, are threatened by any Person nor does G-P or any of its Subsidiaries know of any valid grounds for any bona fide claims against the use by G-P or any of its Subsidiaries of any of the Timber Group Intellectual Property, or challenging the ownership, validity, enforceability or effectiveness of any of the Timber Group Intellectual Property. All granted and issued patents and all registered trademarks and service marks and all copyrights held by G-P or any of its Subsidiaries that are included in the Timber Group Intellectual Property are valid, enforceable and subsisting. To G-P's knowledge, there has not been and there is not any unauthorized use, material infringement or misappropriation of any of the Timber Group Intellectual Property by any third Person, including, without limitation, any employee or former employee.

     (c) No Timber Group Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by G-P or any of its Subsidiaries.

     (d) At the Effective Time, the Spincos collectively shall own or be licensed to use all of the Timber Group Intellectual Property.

     Section 4.16  Environmental Matters.  Except as specifically set forth in
                   ---------------------
Section 4.16 of the G-P Disclosure Letter or except as would not pertain to or affect the Timber Group:

     (a) G-P is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by G-P of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. All permits and other governmental authorizations currently held by G-P pursuant to the Environmental Laws are identified in Section 4.16(a) of the G-P Disclosure Letter.

     (b) G-P has not received and there does not remain pending any communication or notice, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that G-P is not in compliance with any Environmental Laws, and there are no circumstances that may materially prevent or interfere with such compliance in the future.

     (c) There is no Environmental Claim relating to the Timber Group Real Property or the operations currently conducted or proposed to be conducted thereon that is pending or threatened against G-P or against any Person or entity whose liability for any Environmental Claim G-P has retained or assumed either contractually or by operation of law.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against G-P or against any Person or entity whose liability for any Environmental Claim G-P has retained or assumed either contractually or by operation of law.

     (e) Without in any way limiting the generality of the foregoing, (i) all material on-site and off-site locations where G-P has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Section 4.16(e)(i) of the G-P Disclosure Letter, and
(ii) all material underground storage tanks, and the capacity and contents of such tanks, located on (x) any property owned or (y) leased or any other property used by G-P that are operated or controlled by G-P, are identified in
Section 4.16(e)(ii) of the G-P Disclosure Letter.

     (f) G-P has provided or otherwise made available to Plum Creek all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to G-P regarding environmental matters pertaining to, or the environmental condition of, the business of G-P, or the compliance (or noncompliance) by G-P with any Environmental Laws in each of the foregoing as related to the Timber Group.

     (g) G-P is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pertaining to environmental matters, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

     Section 4.17  State Takeover Statutes.  The provisions of Section 14-2-
                   -----------------------
1132 of the GCC are inapplicable to each Merger, this Agreement and the transactions contemplated hereby. The Board of Directors of G-P has unanimously approved this Agreement and the transactions contemplated hereby, including the Mergers, and has taken all appropriate action so that the transactions contemplated by this Agreement will be effected in accordance with the provisions of Section 14-2-1110 through 14-2-1133 of the GCC. Each of the Board of Directors of the Spincos has approved the Mergers and this Agreement and such approvals are sufficient to render inapplicable to the Mergers, this Agreement and the transactions contemplated hereby the provisions of Section 203 of the DGCL.

     Section 4.18  Voting Requirements; Board Approval; Appraisal Rights.
                   -----------------------------------------------------

     (a) The affirmative vote of G-P as the sole stockholder of each of the Spincos is the only vote of any class of capital stock of G-P or any of its Subsidiaries necessary to approve this Agreement, the Mergers and the transactions contemplated hereby.

     (b) The Board of Directors of G-P has (i) determined that the Mergers are advisable and fair to, and in the best interests of G-P and its shareholders, taken as a whole, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the holders of Timber Group Common Stock approve and adopt this Agreement and (iv) approved the Spinoff.

     (c) The Board of Directors of each Spinco has approved this Agreement and the transactions contemplated hereby. G-P, as sole stockholder of each of the Spincos, has approved this Agreement, the Mergers and the transactions contemplated hereby.

     (d) No holder of G-P Common Stock and no holder of a Unit will have appraisal rights under Section 14-2-1301 of the GCC or Section 262 of the DGCL as a result of, or in connection with this Agreement, each Merger and the transactions contemplated hereby.

     Section  4.19   Opinion of Financial Advisor. G-P has received the opinion
                     ----------------------------
of Morgan Stanley & Co. Incorporated to the effect that, as of the date of this Agreement (i) the Spinoff and the Mergers are fair to G-P from a financial point of view and (ii) the Exchange Ratio is fair to the holders of Timber Group Common Stock from a financial point of view, and a copy of such opinion has been delivered to Plum Creek.

     Section  4.20   Rights Agreement. G-P has amended the Rights Agreement to
                     ----------------
provide that (i) neither Plum Creek nor any of its "Affiliates" or "Associates" (as such terms are defined in the Rights Agreement) shall be deemed an "Acquiring Person" (as defined in the Rights Agreement) as a result of either the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby, and (ii) the provisions of Section 11(q) of the Rights Agreement shall not apply to the Redemption.

     Section  4.21   Insurance. Section 4.21 of the G-P Disclosure Letter sets
                     ---------
forth a complete list of all of the insurance policies held by G-P, the Spincos or their respective Subsidiaries that insure any assets of the Timber Group. G-P maintains insurance coverage for the Timber Group with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of G-P.

     Section  4.22   Transactions with Affiliates. Except as set forth in
                     ----------------------------
Section 4.22 of the G-P Disclosure Letter or as otherwise disclosed in the G-P SEC filings, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between G-P or its Subsidiaries, on the one hand, and G-P's Affiliates (other than wholly-owned Subsidiaries of G-P) or other Persons, on the other hand, pertaining to or affecting the Timber Group, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section  4.23   Material Contracts. Except as disclosed in or attached as
                     ------------------
exhibits to the G-P SEC Filings or as disclosed in Section 4.23 of the G-P Disclosure Letter, neither G-P, any of the Spincos nor any of their Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), (a) as of the date hereof, which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) pertaining to or affecting in any material respect the Timber Group, which requires expenditures or the performance of services in an amount in excess of $5 million and is not cancellable within one year, that has not been filed or incorporated by reference in the G-P SEC Filings, (b) which contains any material non-compete provisions with respect to any line of business or geographic area in which the Timber Group business is conducted or which restricts the conduct of G-P, any of the Spincos or any of their Subsidiaries with respect to any Timber Group business conducted by G-P, any of the Spincos or any of their Subsidiaries or any geographic area in which G-P, any of the Spincos or any of their Subsidiaries may conduct Timber Group business, in each case in any material respect, or (c) which would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.23, whether or not set forth in Section 4.23 of the G-P Disclosure Letter, is referred to herein as a "Timber Group Material Contract." Each Timber Group Material Contract is valid and binding on G-P, the Spincos or any of their Subsidiaries, as applicable, and in full force and effect, and G-P, the Spincos and their Subsidiaries have in all material respects performed all obligations required to be performed by them to date individually or in the aggregate, except for violations or defaults that would not reasonably be expected to have a Timber Group Material Adverse Effect. Neither G-P, any of the Spincos nor any of their Subsidiaries knows of, or has received notice of, any violation or default under (nor to their knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Timber Group Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Timber Group Material Adverse Effect.

     Section  4.24   Redemption.  Upon completion of the Redemption, the Spincos
                     ----------
collectively will hold all of the assets and have assumed all of the liabilities (whether accrued, absolute, contingent or otherwise) attributed to the Timber Group. As of July 1, 2000, the aggregate outstanding indebtedness attributed to the Timber Group was $1.027 billion. Between July 1, 2000 and the date hereof, G-P and its Subsidiaries have incurred no indebtedness for borrowed money attributable to the Timber Group other than borrowings in the ordinary course of business.

     Section  4.25   Policies with Respect to Allocation of Expenses. G-P has
                     -----------------------------------------------
provided Plum Creek with a copy of Expenses all written management and allocation policies adopted by the G-P Board of Directors since November 1, 1997 and a summary of the methodology used in implementing those policies (the "Allocation Policies").

     Section  4.26   Disclosure. No representation or warranty by G-P contained
                     ----------
in this Agreement and no statement contained in any document (including financial statements and the G-P Disclosure Letter), certificate, or other writing furnished or to be furnished by G-P to Plum Creek or any of its representatives pursuant to the provisions hereof or in connection with this Agreement and the transactions contemplated thereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     Section  4.27   Broker's or Finder's Fee. Except for the fees of Morgan
                     ------------------------
Stanley & Co. Incorporated, no agent, broker, Person or firm acting on behalf of G-P is, or will be, entitled to any investment banking or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby. G-P has provided Plum Creek a copy of the Morgan Stanley & Co. Incorporated engagement letter with G-P and such engagement letter will not be amended without the consent of Plum Creek.

     Section  4.28   Solvency. (a) The consummation of the transactions
                     --------
contemplated hereby will not cause G-P to be unable to pay its debts as they come due in the usual course of business or cause its total assets to become less than the sum of its total liabilities in accordance with Section 14-2-640 of the GCC.

     (a) G-P shall use its commercially reasonable efforts to obtain the Solvency Opinions.

     Section  4.29   Installment Note.  On or about June 24, 2000, if the
                     ----------------
installment note received in connection with the sale of the Fort Bragg timberlands (the "Fort Bragg Note") were to be monetized at that point in time based upon the then existing facts and circumstances, G-P believes that the proceeds from such monetization would have been not less than $350 million, and the interest earned on the Fort Bragg Notes would have been greater than or equal to the interest paid on the note issued in such monetization.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PLUM CREEK

     Except as otherwise set forth in the Plum Creek Disclosure Letter specifying the section to which it relates, Plum Creek hereby represents and warrants to G-P and the Spincos as follows:

     Section  5.01   Due Organization, Good Standing and Corporate. Plum Creek
                     ---------------------------------------------
is a corporation duly Power organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Plum Creek is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Plum Creek Material Adverse Effect.

     Section  5.02  Authorization and Validity of Agreement.  Plum Creek has
                    ---------------------------------------
full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Plum Creek Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Plum Creek, and the consummation by Plum Creek of the transactions contemplated hereby, have been duly authorized and unanimously approved by the Board of Directors of Plum Creek and no other corporate action on the part of Plum Creek is necessary to authorize the execution, delivery and performance of this Agreement by Plum Creek and the consummation of the transactions contemplated hereby other than obtaining the Plum Creek Stockholder Approval. This Agreement has been duly executed and delivered by Plum Creek and is a valid and binding obligation of Plum Creek, enforceable against Plum Creek in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

     Section  5.03  Capitalization.
                    --------------
     (a) The authorized capital stock of Plum Creek consists of 525,634,567 shares of which (i) 300,000,000 shares are designated Plum Creek Common Stock,
(ii) 634,566 shares are designated special voting common stock, par value $0.01 per share ("Plum Creek Special Voting Common Stock"), (iii) 150,000,001 shares are designated excess stock, par value $0.01 per share ("Plum Creek Excess Stock"), and (iv) 75,000,000 shares designated preferred stock, par value $0.01 per share ("Plum Creek Preferred Stock"). As of the date hereof: (i) 68,572,009 shares of Plum Creek Common Stock were issued and outstanding, (ii) 3,425,000 shares of Plum Creek Common Stock were reserved for issuance under Plum Creek's stock option and stock benefit plans and arrangements, (iii) 634,566 shares of Plum Creek Special Voting Common Stock were issued and outstanding; (iv) no shares of Plum Creek Special Voting Common Stock were reserved for issuance under Plum Creek's stock option and stock benefit plans and arrangements, (v) no shares of Plum Creek Excess Stock were issued and outstanding and (vi) no shares of Plum Creek Preferred Stock were issued and outstanding. All issued and outstanding shares of capital stock of Plum Creek are, and all shares of Plum Creek Common Stock to be issued hereunder will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the preceding sentence or as set forth in Section 5.03(a) of the letter delivered by Plum Creek to G-P concurrently with the delivery of this Agreement (the "Plum Creek Disclosure Letter"), (i) Plum Creek is not bound by, obligated under, or party to an Issuance Obligation with respect to any security of Plum Creek or any Subsidiary of Plum Creek and
(ii) there is no outstanding Voting Debt of Plum Creek. There are no outstanding obligations of Plum Creek to repurchase, redeem or otherwise acquire any outstanding securities of Plum Creek. Except as set forth in Section 5.03(a) of the Plum Creek Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by Plum Creek or any of its Subsidiaries and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

     (b) All of the issued and outstanding shares of capital stock of each of Plum Creek's Subsidiaries are validly existing, fully paid and non-assessable. No Subsidiary of Plum Creek has outstanding Voting Debt and no Subsidiary of Plum Creek is bound by, obligated under, or party to an Issuance Obligation with respect to any security of Plum Creek or any Subsidiary of Plum Creek and there are no obligations of Plum Creek or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

     (c) Except as set forth in Section 5.03(c) of the Plum Creek Disclosure Letter, Plum Creek does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity which is material to Plum Creek and its Subsidiaries, taken as a whole.

     (d) Plum Creek does not directly or indirectly own any equity securities of G-P.

     Section  5.04  Consents and Approvals; No Violations.  Assuming (a) the
                    -------------------------------------
filings required under the HSR Act are made and the waiting periods thereunder (if applicable) have been terminated or expired, (b) the applicable requirements of the Securities Act and the Exchange Act are met, (c) the requirements under any applicable state securities or blue sky laws are met, (d) the requirements of the NYSE and the PE in respect of the listing of the shares of Plum Creek Common Stock to be issued hereunder are met,
(e) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DGCL, are made, and (f) the valid waiver and consent of SPO of its voting rights as holder of the Plum Creek Special Voting Common Stock, the execution and delivery of this Agreement by Plum Creek and the consummation by Plum Creek of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of Plum Creek's Certificate of Incorporation or Plum Creek's By-Laws or the comparable governing documents of any of its Subsidiaries; (ii) violate or conflict with any Laws or Orders of any Governmental Authority applicable to Plum Creek or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (iii) except as set forth in Section 5.04(f)(iii) of the Plum Creek Disclosure Letter, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Governmental Authority; or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon any of the properties or assets of Plum Creek or any of its Subsidiaries under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Contracts to which Plum Creek or any of its Subsidiaries is a party, or by which any such Person or any of its properties or assets are bound, excluding from the foregoing clauses
(ii), (iii) and (iv) conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Liens which would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

     Section  5.05   Plum Creek SEC Filings; Financial Statements.
                     --------------------------------------------

     (a) Plum Creek has timely filed all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 1997 (collectively, the "Plum Creek SEC Filings"). The Plum Creek SEC Filings (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Plum Creek Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

     (b) Each of the consolidated financial statements of Plum Creek (including, in each case, any notes thereto) contained in the Plum Creek SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q under the Exchange Act and to normal and recurring adjustment) and each presented fairly in all material respects the consolidated financial position of Plum Creek and the consolidated Plum Creek's Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The books and records of Plum Creek and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

     Section  5.06  No Undisclosed Liabilities.  Except as and to the extent set
                    --------------------------
forth on the consolidated balance sheet of Plum Creek as of March 31, 2000 included in Plum Creek's Form 10-Q for the period ended March 31, 2000, including the notes thereto, neither Plum Creek nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred since April 1, 2000 in the ordinary course of business that would neither, individually or in the aggregate, (i) reasonably be expected to have a Plum Creek Material Adverse Effect nor (ii) reasonably be expected to prevent or materially delay the performance of its obligations under this Agreement, the Mergers or the transactions contemplated thereby.

     Section  5.07  Information to Be Supplied.
                    --------------------------

     (a) Each of the Joint Proxy Statement/Prospectus registration statement on Form S-4 to be filed with the SEC by Plum Creek in connection with the issuance of Plum Creek Common Stock in the Mergers, as amended or supplemented from time to time (as so amended and supplemented, the "Merger Registration Statement") and the other documents required to be filed by Plum Creek with the SEC in connection with the Mergers and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be, and will not, on the date of its filing or, in the case of the Merger Registration Statement, at the time it becomes effective under the Securities Act, or on the dates the Joint Proxy Statement/Prospectus is mailed to the shareholders of the Timber Group Common Stock and the stockholders of Plum Creek Common Equity and at the time of the G-P Shareholder Meeting and Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (b) Notwithstanding the foregoing provisions of this Section 5.07, no representation or warranty is made by Plum Creek with respect to statements made or incorporated by reference in the Merger Registration Statement based on information supplied by G-P expressly for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to
Section 4.07.

     Section  5.08  Absence of Certain Events.  Except as disclosed in Section
                    -------------------------
5.08 of the Plum Creek Disclosure Letter or as required or expressly permitted by this Agreement, since January 1, 2000, Plum Creek and its Subsidiaries have operated their respective businesses only in the ordinary course of business and there has not occurred (i) any event, occurrence or conditions which would reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect or (ii) other than in the ordinary course of business in a manner consistent with past practices, any increase in the compensation of, or change of control agreement with, any officer of Plum Creek or any of its Subsidiaries or any general salary or benefits increase to the employees of Plum Creek or any of its Subsidiaries.

     Section  5.09   Litigation.  Except as disclosed in Plum Creek's Form 10-K
                     ----------
dated December 31, 1999, there are no investigations, actions, suits or proceedings pending against Plum Creek or its Subsidiaries or, to the knowledge of Plum Creek, threatened against Plum Creek or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any Federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Authority or any arbitrator or arbitration tribunal, that would reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, and, to the knowledge of Plum Creek, no development has occurred with respect to any pending or threatened action, suit or proceeding that would reasonably be expected to have a Plum Creek Material Adverse Effect or would reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated hereby. Neither Plum Creek nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have, individually or in the aggregate, a Plum Creek Material Adverse Effect.

     Section  5.10   Voting Requirements; SPO Approval; Board Approval.
                     -------------------------------------------------
     (a) The affirmative vote of (i) the holders of at least a majority of the votes entitled to be cast by the holders of the Plum Creek Common Equity (voting together as a single class, with each share of Plum Creek Common Stock and Plum Creek Special Voting Common Stock having one vote) and (ii) the holders of at least a majority of the outstanding shares of Plum Creek Special Voting Common Stock (voting as a separate class with each share of Plum Creek Special Voting Common Stock having one vote) are the only votes of any class or series of Plum Creek's capital stock necessary to approve this Agreement, the Mergers and the transactions contemplated hereby (the "Plum Creek Stockholder Approval").

     (b) SPO, as the sole stockholder of the Plum Creek Special Voting Common Stock, has agreed pursuant to the Voting Agreement to approve this Agreement, the Mergers and the transactions contemplated hereby and to convert all of its Plum Creek Special Voting Common Stock to Plum Creek Common Stock immediately prior to the Mergers.

     (c) The Board of Directors of Plum Creek has, as of the date of this Agreement, (i) determined that the Mergers are advisable and fair to, and in the best interests of Plum Creek and its stockholders, (ii) approved this Agreement, the Mergers and the transactions contemplated hereby, (iii) resolved to recommend that the stockholders of Plum Creek approve and adopt this Agreement, the Mergers, and the transactions contemplated hereby and (iv) upon receipt of acceptable undertakings from both Southeastern Asset Management, Inc. and Capital Research and Management Company, has waived the ownership limitation with respect to shares of Plum Creek Common Stock as set forth in Article IV of Plum Creek's Certificate of Incorporation.

     Section  5.11   Title to Properties: Encumbrances.  Each of Plum Creek and
                     ---------------------------------
its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good, valid and marketable title would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in Plum Creek's consolidated balance sheet as of March 31, 2000, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Plum Creek or any of its Subsidiaries, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (d) Liens which would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, each of Plum Creek and its Subsidiaries are in compliance with the terms of all leases of tangible properties to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

     Section  5.12   Compliance with Laws.
                     --------------------

     (a) Each of Plum Creek and its Subsidiaries are in compliance with all applicable Federal, State, local and foreign statutes, laws, regulations, orders, judgments and decrees except where the failure to so comply would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

     (b) Each of Plum Creek and its Subsidiaries hold, to the extent legally required, all Permits that are required for its operation as now conducted, except where the failure to hold any such Permit would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect, and there has not occurred any default under any such Permit, except to the extent that such default would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect.

     Section  5.13   Material Contracts.  Plum Creek and its Subsidiaries have
                     ------------------
in all material respects performed all obligations required to be performed by them to date individually or in the aggregate with respect to any Plum Creek Material Contract, except for violations or defaults that would not reasonably be expected to have a Plum Creek Material Adverse Effect. Neither Plum Creek nor any of its Subsidiaries knows of, or has received notice of, any violation or default under (nor to their knowledge does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Plum Creek Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Plum Creek

Material Adverse Effect. Each Plum Creek Material Contract is valid and binding on Plum Creek or any of its Subsidiaries, as applicable, and in full force and effect, and Plum Creek and its Subsidiaries have in all material respects performed all obligations required to be performed by them to date individually or in the aggregate, except for violations or defaults that would not reasonably be expected to have a Plum Creek Material Adverse Effect.

     Section  5.14   Environmental Matters.  Except as would not have a Plum
                     ---------------------
Creek Material Adverse Effect or is not otherwise disclosed in the Plum Creek SEC Filings:

     (a) Plum Creek is in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by Plum Creek of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof.

     (b) Plum Creek has not received and there does not remain pending any communication or notice, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Plum Creek is not in compliance with any Environmental Laws, and there are no circumstances that may materially prevent or interfere with such compliance in the future.

     (c) There is no Environmental Claim relating to the Plum Creek Real Property or the operations currently conducted or proposed to be conducted thereon that is pending or threatened against Plum Creek or against any Person or entity whose liability for any Environmental Claim Plum Creek has retained or assumed either contractually or by operation of law.

     (d) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against Plum Creek or against any Person or entity whose liability for any Environmental Claim Plum Creek has retained or assumed either contractually or by operation of law.

     (e) Plum Creek is not required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority pertaining to environmental matters, or (iv) to record or deliver to any Person or entity any disclosure document or statement pertaining to environmental matters.

     Section  5.15   Taxes.  Except as otherwise set forth in Section 5.15 of
                     -----
the Plum Creek Disclosure Letter:

     (a)  Plum Creek and each of its Subsidiaries and each of its Affiliated
Entities:

          (i) have timely paid or caused to be paid all material Taxes required to be paid by it. The accruals for Taxes payable in Plum Creek's most recent consolidated financial statements are adequate to cover all material Taxes attributable to periods (or portions thereof) ending on the date of such financial statements, and no material Taxes attributable to periods following the date of such financial statements have been incurred other than in the ordinary course of business;

          (ii) have filed or caused to be filed in a timely manner all material Tax Returns required to be filed by such entities with the appropriate Tax Authority in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all material respects; and

          (iii) have not requested or caused to be requested any extension of time within which to file any material Tax Return, which Tax Return has not since been filed.

     (b) There are no pending Tax audits relating to Plum Creek or any of its Subsidiaries and no waivers of statutes of limitations have been given or requested by Plum Creek or any of its Subsidiaries that are currently outstanding.

     (c) No Liens for Taxes have been filed against Plum Creek or any of its Subsidiaries, except for Liens for Taxes not yet due or payable for which adequate reserves have been provided for in the latest balance sheet of Plum Creek.

     (d) Neither Plum Creek nor any of its Subsidiaries has received notice within the last three years from any Tax Authority in a jurisdiction in which Plum Creek or any of its Subsidiaries does not file Tax Returns that Plum Creek or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

     (e) Plum Creek (i) for all taxable years commencing with the taxable year ending December 31, 1999, has been subject to taxation as a Real Estate Investment Trust within the meaning of section 856 of the Code and has qualified as a Real Estate Investment Trust for all such years, and (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a Real Estate Investment Trust for the taxable year that includes the Closing Date and thereafter.

     Section  5.16   Tax Comfort.  Plum Creek has received advice from its tax
                     -----------
counsel, that, based on the Federal income tax laws in effect at the time of the execution of this Agreement and the facts and circumstances known to Plum Creek on the date hereof, the cutting of timber transferred by the Spincos to the Surviving Corporation pursuant to the Mergers during the ten year period following the Effective Date should not be subject to section 1374 of the Code.

     Section  5.17   Transactions with Affiliates.  Except as disclosed in the
                     ----------------------------
Plum Creek SEC filings, since December 31, 1997, there have been no transactions, agreements, arrangements or understandings between Plum Creek or its Subsidiaries, on the one hand, and Plum Creek's Affiliates (other than wholly-owned Subsidiaries of Plum Creek) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

     Section  5.18   Insurance.  Plum Creek maintains insurance coverage with
                     ---------
reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in business similar to that of Plum Creek.

     Section  5.19   Employment Relations.
                     --------------------
     (a) Except as would not reasonably be expected to, individually or in the aggregate, have a Plum Creek Material Adverse Effect or as set forth in Section 5.19(a) of the Plum Creek Disclosure Letter, (i) Plum Creek is not a party to any collective bargaining agreement or other labor union contract, (ii) there are no organizational campaigns, demands or proceedings pending or, to Plum Creek's knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representatives of any group of employees of Plum Creek, and (iii) there are no strikes, controversies, slowdowns, work stoppages or material labor disputes, or, to Plum Creek's knowledge, threatened involving any site of employment of Plum Creek.

     (b) Plum Creek is, and has at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation. To the knowledge of Plum Creek, there are no complaints, controversies, charges, investigations, lawsuits or other proceedings relating to Plum Creek pending in any court or with any agency responsible for the enforcement of Federal, state, local or foreign labor or employment laws regarding breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

     Section  5.20   Plum Creek Employee Benefit Plans.
                     ---------------------------------

     (a) "Plum Creek Plans" shall mean each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Plum Creek or any of its subsidiaries, or by any trade or business, whether or not incorporated, that together with Plum Creek or any of its subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA (a "Plum Creek ERISA Affiliate"), for the benefit of any current or former employee or director of Plum Creek, whether formal or informal and whether legally binding or not.

     (b) With respect to each Plum Creek Plan, Plum Creek has made available or will make available to G-P a current, accurate and complete copy thereof and, to the extent applicable: (i) the most recent determination letter, (ii) any summary plan description and (iii) for the two most recent years (A) the form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

     (c) The Plum Creek Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code , and other applicable laws and have been administered in accordance with their terms and such laws, except where the failure to so comply would not reasonably be expected to have a Plum Creek Material Adverse Effect. Each Plum Creek Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and, to the knowledge of Plum Creek, nothing has occurred that would reasonably be expected to affect such qualification.

     (d) There are no pending, or to the knowledge of Plum Creek, threatened claims and no pending or, to the knowledge of Plum Creek, threatened litigation with respect to any Plum Creek Plans that would reasonably be expected to have a Plum Creek Material Adverse Effect, other than ordinary and usual claims for benefits by participants and beneficiaries.

     (e) No liability under Title IV of ERISA has been incurred by Plum Creek, any of its Subsidiaries or any Plum Creek ERISA Affiliate since the Effective Date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Plum Creek or any of its subsidiaries or any Plum Creek ERISA Affiliate of incurring any liability under such Title, other than liability for premiums due to the PBGC, which payments have been or will be made when due, that would reasonably be expected to have a Plum Creek Material Adverse Effect. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the Plum Creek Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Plum Creek, any of its subsidiaries or any Plum Creek ERISA Affiliate made, or was required to make, contributions during the past six years.

     (f) No lien has been imposed under section 412(n) of the Code or Section 302(f) of ERISA on the assets of Plum Creek, any of its subsidiaries or any Plum Creek ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any Plum Creek Plan.

     (g) Except for liabilities that would not reasonably be expected to have a Plum Creek Material Adverse Effect, with respect to any Plum Creek Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (i) neither Plum Creek, any of its subsidiaries nor any Plum Creek ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) pursuant to which all liability in respect thereof has not been satisfied, (ii) no event (including the transactions contemplated hereunder) is reasonably expected to occur that presents a material risk of a complete or partial withdrawal, and (iii) neither Plum Creek, each of its subsidiaries nor any Plum Creek ERISA Affiliate has any contingent material liability under Section 4204 of ERISA.

     Section  5.21   Broker's or Finder's Fee. Except for Goldman, Sachs & Co.
                     ------------------------
(whose fees and expenses will be paid by Plum Creek in accordance with their agreement with such firm, a true and correct copy of which has been previously delivered to G-P by Plum Creek), no agent, broker, Person or firm acting on behalf of Plum Creek is, or will be, entitled to any investment banking or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

                                  ARTICLE VI

                                   COVENANTS



     Section  6.01   Access to Information Concerning Properties and Records.
                     -------------------------------------------------------
     (a) Subject to compliance with applicable law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01 hereof, each of G-P, the Spincos and Plum Creek shall, and each shall cause each of its Subsidiaries to, upon reasonable notice, afford the other party, and its respective counsel, accountants, consultants and other authorized representatives, access during normal business hours to its and its Subsidiaries' employees, properties, books and records only to the extent that they relate to the Timber Group in order that they may have the opportunity to make such investigations as they shall desire of its and its Subsidiaries' affairs; such investigation shall not, however, affect the representations and warranties made by G-P, the Spincos or Plum Creek in this Agreement.

     (b) G-P shall furnish promptly to Plum Creek and Plum Creek shall furnish promptly to G-P (i) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal, state or foreign securities laws and (ii) all other information concerning the Timber Group's business, properties and personnel as Plum Creek or G-P may reasonably request.

     (c) Each of G-P and Plum Creek agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the other party shall from time to time reasonably request (in each case, as such data, information and inquiries relate to the Timber Group or Plum Creek, as the case may be).

     (d) G-P shall comply with the disclosure and information requirements set forth in Section 2 of the Tax Matters Agreement.

     Section 6.02  Confidentiality.  Each of Plum Creek, the Spincos and G-P
                   ---------------
will hold, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party not in violation of any obligation of confidentiality; provided that each of Plum Creek, the Spincos and G-P may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, lenders and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially and any breach of this Section 6.02 or by such Person shall be deemed a breach by Plum Creek, the Spincos or G-P, as the case may be. If this Agreement is terminated, each of Plum Creek, the Spincos and G-P will, and will use commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

     Section 6.03   Conduct of the Business of G-P Pending the Effective Time.
                    ---------------------------------------------------------
Except as set forth in Section 6.03 of the G-P Disclosure Letter:
     (a) Except as would not pertain to or affect the Timber Group in any material way, G-P agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, G-P and each of its Subsidiaries shall use their commercially reasonable efforts to conduct the Timber Group operations in all material respects only according to their ordinary and usual course of business in a manner consistent with past practice, preserve intact the Timber Group business organization, keep available the services of the Timber Group officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with the Timber Group.

     (b) Except as provided in Section 6.03(a) herein, or except as shall be mutually agreed in writing by G-P and Plum Creek, G-P agrees that, between the date of this Agreement and the Effective Time, (i) G-P and each of its Subsidiaries shall use commercially reasonable efforts to (x) cause the transactions contemplated by this Agreement to qualify as a series of substantially tax-free transactions under the Code and (y) not take, and prevent any Affiliate from taking any actions that could prevent such transactions from qualifying as substantially tax-free transactions under the Code, and (ii) neither G-P nor any of its Subsidiaries shall issue any equity interests if it would cause the transactions contemplated by this Agreement to fail to qualify as a series of tax-free transactions under the Code.

     (c) Except as provided in Section 6.03(a), (d)(iii), (d)(v) or (d)(vi), or except as shall be mutually agreed in writing by G-P and Plum Creek, G-P agrees that, between the date of this Agreement and the Effective Time, G-P and each of its Subsidiaries shall use any cash generated from the operations, financing transactions, asset dispositions or investments of the Timber Group to pay expenses and reserve for Taxes allocated to the Timber Group in accordance with the Allocation Policies, or use any such cash for permitted expenditures under this Agreement or to reduce indebtedness attributed to the Timber Group.

     (d) Without limiting the generality of the foregoing, and except as would not pertain to or affect in any material way the Timber Group or as otherwise provided in this Agreement, before the Notice of Redemption Date, G-P shall not, without the prior written consent of Plum Creek (which consent shall not be unreasonably withheld or delayed), nor shall it permit any of its subsidiaries to:

          (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (ii) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of (A) any shares of Timber Group Common Stock or securities convertible or exchangeable or exercisable for any shares of Timber Group Common Stock, or any options, warrants or other rights of any kind to acquire any shares of such Timber Group Common Stock or any Timber Group Equity Interests except (i) the issuance of Timber Group Common Stock or Units upon the exercise of G-P Options or (ii) the issuance of Timber Group Common Stock under any stock purchase plan or (B) other than in the ordinary course of business and in a manner consistent with past practice and not in excess of $5 million individually, any property or assets of the Timber Group;

          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Timber Group Common Stock (other than regular quarterly cash dividends at a rate not in excess of $.25 per share of Timber Group Common Stock declared and paid in the ordinary course and consistent with past practice) or enter into any agreement with respect to the voting of the Timber Group Common Stock;

          (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Timber Group Common Stock;

          (v) (A) except as permitted under Section 6.03(d)(vi) or other than in the ordinary course of business in a manner consistent with past practice and not in excess of $10 million individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof (other than a wholly owned Subsidiary or any preferred stock of a Subsidiary) or any assets for and on behalf of the Timber Group; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this Section 6.03, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities or (4) as contemplated by the Separation Agreement; or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.03(d)(v);

          (vi) except as set forth in Section 6.03(d)(vi) of the G-P Disclosure Letter, acquire any interest in timberlands; provided, however, that
                                                        --------  -------
subject to prior written notice to Plum Creek, G-P may acquire an interest in timberlands at or below fair market value if such acquisition does not otherwise jeopardize the intended tax consequences of the transactions contemplated by this Agreement;

          (vii) change its accounting policies or procedures with respect to the Timber Group, other than in the ordinary course of business in a manner consistent with past practice or except as required by changes in GAAP;

          (viii) except to the extent required under existing plans or agreements or by law or as contemplated by this Agreement or any Ancillary Contract (A) increase the compensation payable or to become payable to any of the officers, directors, employees, agents or consultants of the Timber Group (other than general increases in wages to officers and employees in the ordinary course consistent with past practice) or to Persons providing management services to the Timber Group; (B) make any loans from the assets of the Timber Group to any of its officers, directors, employees, Affiliates, agents or consultants not in the ordinary course of business and consistent with past practice or make any change in its existing borrowing or lending arrangements that are part of the Timber Group for or on behalf of any such Persons not in the ordinary course of business and consistent with past practice, whether pursuant to an employee benefit plan or otherwise; or (C) adopt or materially amend, any new or existing Plan relating to employees of the Timber Group;

          (ix)      amend, modify or terminate any Ancillary Contracts;

          (x) enter into any monetization transaction with respect to the installment note received in connection with the sale of the Fort Bragg timberlands (the "Fort Bragg Note");

          (xi) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Notice of Redemption Date, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

          (xii) agree, in writing or otherwise, to take any of the foregoing actions.

     Section 6.04   Conduct of the Business of Plum Creek Pending the Effective
                    -----------------------------------------------------------
Time.
----
     (a) Except as set forth in Section 6.04(a) of the Plum Creek Disclosure Letter, Plum Creek agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, Plum Creek and each of its Subsidiaries shall use their commercially reasonable efforts to conduct their respective operations in all material respects only according to their ordinary and usual course of business consistent with past practice, preserve intact their respective business organization, keep available the services of their officers and employees, maintain satisfactory relationships with licensors, suppliers, distributors, clients, joint venture partners and others having significant business relationships with them.

     (b) Except as provided in Section 6.04(a) herein, or except as shall be mutually agreed in writing by G-P and Plum Creek, Plum Creek agrees that, between the date of this Agreement and the Effective Time, (i) Plum Creek and each of its Subsidiaries shall use commercially reasonable efforts to (x) cause the transactions contemplated by this Agreement to qualify as a series of substantially tax-free transactions under the Code, (y) not take, and prevent any Affiliate from taking, any actions that could prevent such transactions from qualifying as substantially tax-free transactions under the Code and (z) maintain its status as a Real Estate Investment Trust under the Code, and (ii) neither Plum Creek nor any of its Subsidiaries shall issue any equity interests if it would cause the transactions contemplated by this Agreement to fail to qualify as a series of tax-free transactions under the Code.

     (c) Except as provided in Section 6.04(a), (d)(iii), (d)(v) or (d)(vi), or except as shall be mutually agreed in writing by G-P and Plum Creek, Plum Creek agrees that, between the date of this Agreement and the Effective Time, Plum Creek and each of its Subsidiaries shall retain any cash generated from operations, financing transactions, asset dispositions or investments of Plum Creek, other than cash used to pay expenses, make permitted expenditures under this Agreement or retire or refinance indebtedness of Plum Creek.

     (d) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, before the Notice of Redemption Date, Plum Creek shall not, without the prior written consent of G-P (which consent will not be unreasonably withheld or delayed), nor will it permit any of its subsidiaries to:

          (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

          (ii) sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of, other than in the ordinary course of business and consistent with past practice and not in excess of $5 million individually, any property or assets of Plum Creek or any of its Subsidiaries;

          (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly cash dividends at a rate not in excess of $.57 per share of Plum Creek Common Equity declared and paid in the ordinary course and consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

          (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (v) (A) except as permitted under Section 6.04(d)(vi) or other than in the ordinary course of business in a manner consistent with past practice not in excess of $10 million individually, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof (other than a wholly owned Subsidiary or any preferred stock of a Subsidiary) or any assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money, except for (1) indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted under this Section 6.04, (2) indebtedness incurred to refinance any existing indebtedness or (3) other indebtedness for borrowed money under existing credit facilities; or (C) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.04(d)(v);

          (vi) acquire any interest in timberlands or ancillary mills; provided, however, that subject to prior written notice to G-P, Plum Creek may
--------  -------
acquire an interest in timberlands or ancillary mills at or below fair market value if such acquisition does not otherwise jeopardize the intended tax consequences of the transactions contemplated by this Agreement;

          (vii) change its accounting policies or procedures, other than in the ordinary course of business in a manner consistent with past practice or except as required by changes in GAAP;

          (viii)    amend, modify or terminate any Ancillary Contracts;

          (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law; or

          (x) agree, in writing or otherwise, to take any of the foregoing actions.

     Section 6.05   Conduct of the Business of G-P After the Notice of
                    --------------------------------------------------
Redemption Date.  Except as would not pertain to or affect the Timber Group,
---------------
     (a) Between the Notice of Redemption Date and the Effective Time, each of G-P and its Subsidiaries shall conduct the Timber Group operations only in the ordinary course of business consistent with past practice; provided, however, that each of G-P or its Subsidiaries shall not (i) enter into, amend, modify or terminate in the ordinary course of business in a manner consistent with past practice any Contract in which the market value of such Contract exceeds $1,000,000 without the prior written consent of Plum Creek and (ii) take any of the actions prohibited by Section 6.03(d)(i), (ii)(A), (iii), (iv) or (vii).

     (b) Between the Notice of Redemption Date and the Effective Time, each of G-P and its Subsidiaries shall obtain Plum Creek's prior written consent before entering into any Material Transaction whether or not in the ordinary course of business. For purposes of this section, "Material Transaction" shall mean any expenditure or commitment to expend in excess of $1,000,000.

     Section 6.06   Method of Allocating the Assets and Liabilities of the
                    ------------------------------------------------------
Timber Group. G-P shall not, without the prior written consent of Plum Creek
------------
(which consent shall not be unreasonably withheld or delayed):
     (a)  change the Allocation Policies;

     (b) change its capital expenditure budget for the Timber Group for the fiscal year 2000; or

     (c) except as set forth on Section 6.06(c) of the G-P Disclosure Letter, with respect to items that are allocable between the Georgia-Pacific Group and the Timber Group and are not subject to any objective allocation practice (including allocations based on historical usage) utilized to allocate expenses pursuant to the Allocation Policies, change the percentage of total expenses allocable to the Timber Group for the fiscal year 2001 so that the percentage exceeds the percentage allocable to the Timber Group for the fiscal year 2000.

     Section 6.07   Shareholders' Meetings.
                    ----------------------
     (a) G-P shall call and hold a meeting of the Timber Group Common Stock shareholders (the "Timber Group Shareholder Meeting") promptly following the receipt of the Private Letter Ruling for the purpose of voting upon the approval of this Agreement.

     (b) Plum Creek shall call and hold a meeting of the Plum Creek Common Equity stockholders (the "Plum Creek Stockholder Meeting") promptly following the receipt of the Private Letter Ruling for the purposes of voting upon the approval of this Agreement, the Mergers and the transactions contemplated hereby.

     Section 6.08   Preparation of Joint Proxy Statement/Prospectus;
                    ------------------------------------------------
Registration Statement.
----------------------
     (a) As promptly as practicable after the execution of this Agreement, (i) G-P and Plum Creek shall prepare and file with the SEC the Joint Proxy Statement/Prospectus relating to the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting to be held in connection with the Mergers and
(ii) Plum Creek shall prepare and file with the SEC the Merger Registration Statement in which the Joint Proxy Statement/Prospectus shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Plum Creek Common Stock to be issued to the shareholders of the Timber Group Common Stock pursuant to the Mergers. Each of Plum Creek and G-P will use commercially reasonable efforts to cause the Merger Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Merger Registration Statement, Plum Creek shall take all or any action required under any applicable Federal or state securities laws in connection with the issuance of shares of Plum Creek Common Stock in the Mergers. Each of Plum Creek and G-P shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Merger Registration Statement and the Joint Proxy Statement/Prospectus. As promptly as practicable after the Merger Registration Statement shall have become effective, but in no event prior to the receipt of the Private Letter Ruling, each of Plum Creek and G-P shall mail the Joint Proxy Statement/Prospectus to the holders of Plum Creek Common Equity or Timber Group Common Stock, as the case may be. Subject to Section 6.10, the Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of each of Plum Creek and G-P in favor of the Mergers.

     (b) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Merger Registration Statement will be made by Plum Creek or G-P without the consent of the other party (which consent shall not be unreasonably withheld or delayed). Plum Creek and G-P each will advise the other, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Plum Creek Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Merger Registration Statement or comments thereon and responses thereon or requests by the SEC for additional information.

     (c) The information supplied by Plum Creek for inclusion in the Merger Registration Statement and the Joint Proxy Statement/Prospectus shall not, at
(i) the time the Merger Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Plum Creek and the Timber Group shareholders and (iii) the time of each of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Plum Creek or any of its Subsidiaries, or their respective officers or directors, should be discovered by Plum Creek and such information should be set forth in an amendment or a supplement to the Merger Registration Statement or Joint Proxy Statement/Prospectus, Plum Creek shall promptly inform G-P. All documents that G-P is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     (d) The information supplied by G-P for inclusion in the Merger Registration Statement and the Joint Proxy Statement/Prospectus shall not, at
(i) the time the Merger Registration Statement is declared effective, (ii) the time the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the Timber Group shareholders and stockholders of Plum Creek and (iii) the time of each of the Timber Group Shareholder Meeting and the Plum Creek Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event or circumstance relating to the Timber Group should be discovered by G-P and such information should be set forth in an amendment or a supplement to the Merger Registration Statement or Joint Proxy Statement/Prospectus, G-P shall promptly inform Plum Creek. All documents that Plum Creek is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

     Section 6.09   Commercially Reasonable Efforts.  Subject to the terms and
                    -------------------------------
conditions provided herein, each of G-P and Plum Creek shall, and shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, G-P's and Plum Creek's commercially reasonable efforts to cause the conditions in Article VII to be satisfied, to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with G-P or Plum Creek, as the case may be, and their respective Subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and in order to comply with applicable Laws.

     Section 6.10   Board Recommendations.
                    ---------------------
     (a) Prior to the Timber Group Shareholder Approval, subject to their fiduciary duties under applicable law, G-P's Board of Directors shall (i) recommend approval and adoption by the Timber Group Common Stock shareholders of this Agreement and
(ii) cause G-P to take all lawful action to solicit the Timber Group Shareholder Approval.

     (b) Prior to the Plum Creek Stockholder Approval, subject to their fiduciary duties under applicable law, Plum Creek's Board of Directors shall (i) recommend approval and adoption by the Plum Creek Common Equity stockholders of this Agreement and (ii) cause Plum Creek to take all lawful action to solicit the Plum Creek Stockholder Approval.

     (c) Subject to their fiduciary duties under applicable law, neither the Board of Directors of G-P nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Plum Creek, the approval or recommendation by the Board of Directors of G-P or any such committee of this Agreement, the Mergers or the transactions contemplated hereby.

     (d) Subject to their fiduciary duties under applicable law, neither the Board of Directors of Plum Creek nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to G-P, the approval or recommendation by the Board of Directors of Plum Creek or any such committee of this Agreement, the Mergers, the issuance of shares of Plum Creek's Common Stock in the Mergers or the transactions contemplated hereby.

     Section 6.11   No Solicitation.
                    ---------------
     (a) Except as provided in this Section, G-P will not, and will cause its respective Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Plum Creek) relating to any transaction involving the sale of any of the assets of the Timber Group (other than in the ordinary course of business), or any of the capital stock of the Timber Group, or any merger, consolidation, business combination, or similar transaction involving the Timber Group or any of the Timber Group's Subsidiaries (a "G-P Acquisition Transaction").

     (b) G-P will promptly (and in any event within three days) advise Plum Creek in writing of the receipt of any inquiries or proposals relating to a G-P Acquisition Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) G-P from furnishing information to, and engaging in discussions or negotiations with, any Person (an "Offeror") that makes an unsolicited and written G-P Bona Fide Proposal to acquire G-P, the Timber Group or any of G-P's Subsidiaries or any significant portion of the assets or securities of G-P, the Timber Group or any of G-P's Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction or (ii) G-P's Board of Directors from failing to make or withdrawing or modifying its recommendation referred to in Section 6.10 in response to a G-P Bona Fide Proposal, but only to the extent in any such case as is referred to in clause (i) and (ii) that G-P's Board of Directors, after consultation with, and based upon advice of, independent legal counsel (who may be G-P's regularly engaged outside legal counsel), determines in good faith that furnishing such information to, or engaging in such discussions or negotiations with, such Offeror or recommending such G-P Bona Fide Proposal or changing its recommendation or failing to make its recommendation referred to in Section 6.10 is necessary for G-P's Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that prior to taking any action referred to in clause
     --------  -------
(i), G-P's Board of Directors notifies Plum Creek of its intention and obtains an executed confidentiality agreement from the Offeror and such other appropriate parties substantially similar to the confidentiality agreement entered into with Plum Creek. G-P's or the G-P's Board of Director's exercise of its rights under this clause (c), shall not constitute a breach by G-P or G-P's Board of Directors of this Agreement.

     (d) Except as provided in this Section, Plum Creek will not, and will cause its respective Affiliates, officers, directors, employees, financial advisors, attorneys and other advisors, representatives and agents not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than G-P) relating to any transaction involving the sale of any of the assets of Plum Creek (other than in the ordinary course of business), or any of the capital stock of Plum Creek, or any merger, consolidation, business combination, or similar transaction involving Plum Creek or any of its Subsidiaries (a "Plum Creek Acquisition Transaction").

     (e) Plum Creek will promptly (and in any event within three days) advise G-P in writing of the receipt of any inquiries or proposals relating to a Plum Creek Acquisition Transaction, including the identity of the Person submitting such inquiry or proposal and the terms thereof.

     (f) Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) Plum Creek from furnishing information to, and engaging in discussions or negotiations with an Offeror that makes an unsolicited and written Plum Creek Bona Fide Proposal to acquire Plum Creek or any of Plum Creek's Subsidiaries or any significant portion of the assets or securities of Plum Creek or any of its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction or (ii) Plum Creek's Board of Directors from failing to make or withdrawing or modifying its recommendation referred to in Section 6.10 in response to a Plum Creek Bona Fide Proposal, but only to the extent that in any such case as is referred to in clause (i) and
(ii) that Plum Creek's Board of Directors, after consultation with and based upon the advice of independent legal counsel (who may be Plum Creek's regularly engaged outside legal counsel) determines in good faith that furnishing such information to, or engaging in such discussions or negotiations with, such Offeror or recommending such Plum Creek Bona Fide Proposal or changing its recommendation or failing to make its recommendation referred to in Section 6.10 is necessary for Plum Creek's Board of Directors to comply with its fiduciary duties to stockholders under applicable law; provided, however, that prior to
                                             --------  -------
taking such action referred to in clause (i), Plum Creek's Board of Directors notifies G-P of its intention and obtains an executed confidentiality agreement from the Offeror and such other appropriate parties substantially similar to the confidentiality agreement entered into with G-P. Plum Creek's or the Plum Creek's Board of Director's exercise of its rights under this clause (f), shall not constitute a breach by Plum Creek or Plum Creek's Board of Directors of this Agreement.

     (g) Nothing contained in any provision of this Agreement shall prohibit G-P or Plum Creek, as the case may be, in response to G-P Bona Fide Proposal or a Plum Creek Bona Fide Proposal, from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to G-P shareholders or Plum Creek shareholders, as the case may be, if, in the good faith judgment (based on the advise of outside counsel) of the Board of Directors of G-P or Plum Creek, as the case may be, failure so to disclose would be inconsistent with applicable law.

     Section  6.12  Notification of Certain Matters.  Each of G-P and Plum Creek
                    -------------------------------
shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Mergers; (ii) any notice or other communication from any Governmental Authority in connection with the Mergers; (iii) any action, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Mergers; and (iv) any change that is reasonably likely to have a Timber Group Material Adverse Effect or a Plum Creek Material Adverse Effect, as the case may be, or is likely to delay or impede the ability of either Plum Creek or G-P, as the case may be, to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

     Section  6.13  Public Announcements.  Plum Creek and G-P shall consult with
                    --------------------
each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange.

     Section  6.14  NYSE and PE Listing.  Plum Creek shall cause the Plum Creek
                    -------------------
Common Stock to be issued in connection with the Mergers to be listed on the NYSE and the PE as of the Effective Time, subject to official notice of issuance.

     Section  6.15  Coordination of Dividends.  Each of G-P and Plum Creek shall
                    -------------------------
coordinate with the other regarding the declaration and payment of any dividends in respect of the Timber Group Common Stock and Plum Creek Common Equity and the record dates and the payment dates relating thereto, it being the intention of G-P and Plum Creek that holders of the Timber Group Common Stock shall not receive two dividends, or fail to receive a dividend, for any single calendar quarter with respect to their shares of Timber

Group Common Stock and/or any shares of Plum Creek Common Stock that any such holder receives in exchange therefore pursuant to the Merger.

     Section  6.16  Separation Agreement.  The Separation Agreement, executed on
                    --------------------
the date hereof, shall not be amended, modified or terminated without the prior written consent of Plum Creek.

     Section  6.17  Ancillary Contracts.  The parties hereto agree to execute,
                    -------------------
deliver and perform their respective obligations under each of the Ancillary Contracts at or prior to the Effective Time.

     Section  6.18  Affiliates.  At least ten days prior to the mailing of the
                    ----------
Joint Proxy Statement/Prospectus, (a) G-P shall deliver to Plum Creek a letter identifying all persons who may be deemed to be affiliates of G-P under Rule 145 of the Securities Act as of the record date for the Timber Group Shareholder Meeting, including, without limitation, all of its directors and executive officers (the "Rule 145 Affiliates") and (b) G-P shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use commercially reasonable efforts to obtain from each person identified in such letter a written agreement in customary form and substance.

     Section  6.19  Method of Effecting the Merger.  Plum Creek may, with G-P's
                    ------------------------------
consent (which will not be unreasonably withheld), at any time change the method of effecting the acquisition of the Spincos by Plum Creek, and, upon providing such consent, G-P shall cooperate in such efforts, if and to the extent Plum Creek deems such change to be desirable including, without limitation, to provide for a merger of each of the Spincos with and into a wholly owned subsidiary of Plum Creek, or to provide for mergers among certain of the Subsidiaries of Plum Creek and the Spincos to occur substantially simultaneously with the Effective Time; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Units as provided for in this Agreement, (ii) adversely affect the proposed accounting treatment for the Mergers or the proposed tax-free treatment for the Mergers and to the holders of the Units, (iii) materially delay the consummation of the transactions contemplated by this Agreement or (iv) adversely affect the Georgia-Pacific Group.

     Section  6.20  Timber Agreements.  Prior to the Redemption Date, G-P and
                    -----------------
its Subsidiaries shall not enter into, modify or amend any timber supply agreement attributed to the Timber Group that would not allow such contract to qualify under section 631(b) of the Code. G-P will cause each timber cutting contract to be entered into by any entity in the Timber Group to be assignable to any Affiliate that has access and the legal or equitable right to harvest the trees that are the subject of such contract and will release the contracting entity from any liability upon such assignment.

                                  ARTICLE VII

              CONDITIONS TO THE NOTICE OF REDEMPTION AND MERGERS


     Section  7.01  Conditions to the Notice of Redemption.  The obligations of
                    --------------------------------------
G-P and Plum Creek to effect the Notice of Redemption and the Mergers are subject to the satisfaction or waiver of the following conditions on or prior to the Notice of Redemption Date:

     (a) the requisite Plum Creek Stockholder Approval and Timber Group Shareholder Approval shall have been obtained at the Plum Creek Stockholder Meeting and Timber Group Shareholder Meeting, respectively;

     (b) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; provided, however, that the
                                                   --------  -------
parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

     (c) the Plum Creek Common Stock to be issued in the Mergers shall have been authorized for listing on the NYSE and the PE, subject to official notice of issuance;

     (d) the Merger Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

     (e) the receipt of a private letter ruling from the IRS (the "Private Letter Ruling") reasonably satisfactory to both Plum Creek and G-P concluding that the Redemption will be governed by sections 355(a) and (c) and, if applicable, section 361(c) of the Code and that the Mergers shall not alter such conclusion;

     (f) the applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated;

     (g) neither Plum Creek nor G-P shall be advised by its respective counsel that a Transaction Termination Event exists as of the Notice of Redemption Date; and

     (h) Southeastern Asset Management shall have provided assurances with respect to their intent with respect to any shares of Timber Group Common Stock that it owns immediately prior to the Redemption which are reasonably required so that section 355(e) of the Code does not apply to the Separation and the Redemption.

     Section  7.02  Conditions of Plum Creek.  The obligations of Plum Creek to
                    ------------------------
effect the Notice of Redemption and the Mergers are also subject to the satisfaction or waiver of the following conditions on or prior to the Notice of Redemption Date (provided that if such conditions are satisfied or waived on or prior to such date and the Notice of Redemption is sent, such conditions will be deemed to be satisfied with respect to the Mergers):

     (a) Each of the representations and warranties of G-P contained in this Agreement that are qualified as to materiality must be true and correct in all respects and those representations and warranties not so qualified must be true and correct in all material respects, other than with respect to the representations and warranties contained in Section 4.16 which must be true and correct except as would not be reasonably expected to have a G-P Material Adverse Effect, in each case, when made and at the Notice of Redemption Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

     (b) G-P shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Notice of Redemption Date;

     (c) G-P shall have delivered to Plum Creek an officer's certificate certifying that as of the Notice of Redemption Date, all conditions set forth in
Section 7.02(a) and (b) have been satisfied;

     (d) Plum Creek shall have received the favorable opinions of G-P's outside legal counsel, King & Spalding, and the General Counsel of G-P, each dated the Notice of Redemption Date substantially in the form of Exhibit G;

     (e) Plum Creek shall have received the opinion of Skadden Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, dated as of the Notice of Redemption Date, in form and substance reasonably satisfactory to Plum Creek, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Notice of Redemption Date, to the effect that (i) the Mergers will be treated for Federal income tax purposes as reorganizations qualifying under the provisions of section 368(a) of the Code, and Plum Creek and the Spincos will each be a party to a reorganization, and (ii) after the Mergers, the Surviving Corporation will continue to qualify as a Real Estate Investment Trust for U.S. income tax purposes. Plum Creek may unilaterally waive any of the conditions in the preceding sentence. In rendering such opinion, counsel may require and rely upon certain representations contained in certificates of officers of Plum Creek, G-P and certain stockholders of Plum Creek and shareholders of G-P;

     (f) The "earnings and profits" (as defined for U.S. income tax purposes) of the Spincos, collectively, immediately following the Separation shall not exceed the agreed-upon amount (as defined in Section 7.02(f) of the G-P Disclosure Letter and the Plum Creek Disclosure Letter);

     (g) G-P shall have delivered to Plum Creek, executed by G-P and the Spincos, as the case may be:

          (i)       the Timber Group Timber Agreements;

          (ii)      the Tax Matters Agreement;

          (iii)     Human Resources Agreement;

          (iv)      Transition Services Agreement; and

          (v)       Noncompete Agreement; and

     (h) Since the date of this Agreement, there shall not have been any event, occurrence or condition which would reasonably be expected to have a Timber Group Material Adverse Effect.

     Section  7.03  Conditions to Obligations of G-P.  The obligations of G-P to
                    --------------------------------
effect the Notice of Redemption and the Mergers are also subject to the satisfaction or wavier of the following conditions on or prior to the Notice of Redemption Date (provided that if such conditions are satisfied or waived on or prior to such date and the Notice of Redemption is sent, such conditions will be deemed to be satisfied or waived with respect to the Mergers):

     (a) Each of the representations and warranties of Plum Creek contained in this Agreement that are qualified as to materiality must be true and correct in all respects and those representations and warranties not so qualified must be true and correct in all material respects, in each case, when made and at the Notice of Redemption Date, as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

     (b) Plum Creek shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Notice of Redemption Date;

     (c) G-P shall have received the favorable opinions of Plum Creek's outside legal counsel, Skadden, Arps, Slate, Meagher & Flom, LLP, and the General Counsel of Plum Creek each dated the Notice of Redemption Date substantially in the form of Exhibit H;

     (d) Plum Creek shall have delivered to G-P an officer's certificate certifying that as of the Notice of Redemption Date, all conditions set forth in
Section 7.03(a) and (b) have been satisfied;

     (e) G-P shall have received the opinion of McDermott Will & Emery, special counsel to G-P, in form and substance reasonably satisfactory to G-P, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Notice of Redemption Date, to the effect that the Mergers will be treated for Federal income tax purposes as reorganizations qualifying under the provisions of section 368(a) of the Code, and Plum Creek and the Spincos will each be a party to a reorganization;

     (f)  Plum Creek shall have executed and delivered to G-P:

          (i)       the Timber Group Timber Agreements;

          (ii)      the Tax Matters Agreement;

          (iii)     Human Resources Agreement;

          (iv)      Transition Services Agreements; and

          (v)       Noncompete Agreement;

     (g) Since the date of this Agreement, there shall not have been any event, occurrence or condition which would reasonably be expected to have a Plum Creek Material Adverse Effect; and

     (h) The condition set forth in Section 7.02(e)(ii) shall have been satisfied and not waived.

     Section  7.04  Conditions to Obligations of Plum Creek to Effect the Merger
                    ------------------------------------------------------------
The obligation of Plum Creek to effect the Mergers and the other transactions contemplated in this Agreement is also subject to the satisfaction or waiver of the following conditions:

     (a)  The Spinoff shall have occurred;

     (b) G-P shall not have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it after the Notice of Redemption Date and on or prior to the Effective Time, the effect of which would be to prevent the satisfaction of the condition contained in Section 7.02(e) had such failure occurred prior to the Notice of Redemption Date;

     (c) G-P shall have delivered to Plum Creek an officer's certificate certifying that as of the Effective Date, all conditions set forth in Section 7.04(a) and (b) have been satisfied;

     (d) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; provided, however, that the parties shall use commercially reasonable
           --------  -------
efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

     (e) Southeastern Asset Management shall have confirmed the assurances provided pursuant to Section 7.01(h);

     (f) the Rights with respect to the Timber Group Common Stock have been terminated or redeemed effective upon the Redemption; and

     (g)  G-P shall have complied with the provisions of Section 6.05(a)(ii).

     Section  7.05  Conditions to Obligations of G-P to Effect the Mergers.
                    ------------------------------------------------------
The obligation of G-P and each of the Spincos to effect the Spinoff and the Mergers and the other transactions contemplated in this Agreement is also subject to the following conditions:

     (a) Plum Creek shall not have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it after the Notice of Redemption Date and on or prior to the Effective Time, the effect of which would be to prevent the satisfaction of the condition contained in Section 7.03(e) had such failure occurred prior to the Notice of Redemption Date;

     (b) Plum Creek shall have delivered to G-P an officer's certificate certifying that as of the Effective Date, all conditions set forth in Section 7.05(a) have been satisfied;

     (c) no Governmental Authority or Federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Mergers or any other transactions contemplated in this Agreement; provided, however, that the
                                                   --------  -------
parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

     (d) Southeastern Asset Management shall have confirmed the assurances provided pursuant to Section 7.01(h).


                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     Section  8.01  Termination.  Except as otherwise provided in this Section
                    -----------
8.01, this Agreement may be terminated at any time prior to the Effective Time, whether before or after Timber Group Shareholder Approval or Plum Creek Stockholder Approval:

     (a)  by mutual written consent of Plum Creek and G-P;

     (b) on or prior to the Notice of Redemption Date, by Plum Creek (provided that Plum Creek is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if (i) there has been a breach by G-P of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case that Section 7.02(a) or Section 7.02(b) will not be satisfied and such breach or condition has not been cured within thirty days following receipt by G-P of written notice of such breach or (ii) the conditions contained in Section 7.01(e) or 7.02(h) shall not be capable of being satisfied;

     (c) on or prior to the Notice of Redemption Date, by G-P (provided that G-P is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if (i) there has been a breach by Plum Creek of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in any such case such that Section 7.03(a) or Section 7.03(b) will not be satisfied and such breach or condition has not been promptly cured within thirty days following receipt by Plum Creek of written notice of such breach or
(ii) the conditions contained in 7.01(e) or 7.03(g) shall not be capable of being satisfied;

     (d) by either Plum Creek or G-P if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Authority preventing or prohibiting consummation of the Mergers shall have become final and nonappealable;

     (e) by either Plum Creek or G-P if the Mergers shall not have been consummated prior to the twelve month anniversary of the execution of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; provided, however, that if Section 7.01(e) has not been satisfied,
              --------  -------
this Agreement may be extended not more than three months by Plum Creek or G-P by written notice to the other party; and provided further, however, that if
                                          -------- -------  -------
Section 7.01(g) has not been satisfied due to Plum Creek having received advice from its counsel that a Transaction Termination Event under clause (iii) of such definition exists, this Agreement may be extended for not more than three months by G-P by written notice to Plum Creek and at the end of such three month period, if Section 7.01(g) continues to remain unsatisfied and is not waived, this Agreement may be extended for not more than another three months by G-P by written notice to Plum Creek.

     (f) on or prior to the Notice of Redemption Date, by either Plum Creek or G-P if the requisite Plum Creek Stockholder Approval or Timber Group Shareholder Approval is not obtained at the Plum Creek Stockholder Meeting or the Timber Group Shareholder Meeting, respectively;

     (g) on or prior to the Notice of Redemption Date, by Plum Creek if the Board of Directors of G-P shall not have recommended or shall have modified in a manner materially adverse to Plum Creek its recommendation of this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 6.10, provided, however, that Plum Creek notifies G-P of termination pursuant to
      --------  -------
this subsection within 30 days of receipt of written notice from G-P that the Board of Directors of G-P has failed to recommend or so modified its recommendation;

     (h) on or prior to the Notice of Redemption Date, by G-P if the Board of Directors of Plum Creek shall not have recommended or shall have modified in a manner materially adverse to G-P its recommendation of this Agreement, the Mergers and the transactions contemplated hereby in accordance with Section 6.10, provided, however, that G-P notifies Plum Creek of termination pursuant to
      --------  -------
this subsection within 30 days of receipt of written notice from Plum Creek that the Board of Directors of Plum Creek has failed to recommend or so modified its recommendation;

     (i) by G-P, if the Board of Directors of G-P, after consultation with and based upon the advice of outside legal counsel and its financial advisers, shall have determined in good faith that approving and entering into an agreement in connection with a G-P Bona Fide Proposal for a G-P Acquisition Transaction in whole or in part, and consummating such proposal would result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement; provided, however, that this
                                             --------  -------
Agreement may not be terminated pursuant to this Section 8.01(i) unless (i) G-P shall have complied with Section 6.11, (ii) concurrent with the termination, G-P pays to Plum Creek a termination fee in the amount of $100 million by wire transfer of immediately available funds and (iii) G-P shall have provided Plum Creek with at least three Business Days advance notice of such termination; or

     (j) by Plum Creek, if the Board of Directors of Plum Creek, after consultation with and based upon the advice of outside legal counsel and its financial advisers, shall have determined in good faith that approving and entering into an agreement in connection with a Plum Creek Bona Fide Proposal for a Plum Creek Acquisition Transaction, and consummating such proposal would result in a transaction more favorable to its shareholders from a financial point of view than the transactions contemplated by this Agreement; provided,
                                                                    --------
however, that this Agreement may not be terminated pursuant to this Section
-------
8.01(i) unless (i) Plum Creek shall have complied with Section 6.11, (ii) concurrent with the termination, Plum Creek pays to G-P a termination fee in the amount of $100 million by wire transfer of immediately available funds and (iii) Plum Creek shall have provided G-P with at least three Business Days advance notice of such termination.

     (k) by G-P, if the Board of Directors of G-P shall be unable, after complying with the provisions of Section 4.28(b), to obtain either of the Solvency Opinions when due; provided, however, that this Agreement may not be
                            --------  -------
terminated pursuant to this Section

8.01(k) unless concurrent with the termination, G-P pays to Plum Creek a termination fee in the amount of $100 million by wire transfer of immediately available funds.

     Section  8.02  Effect of Termination.
                    ---------------------
     (a) In the event of termination of this Agreement by either G-P or Plum Creek pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Plum Creek or G-P, except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the provisions of Sections
                             --------  -------
6.02 and 8.02 of this Agreement shall remain in full force and effect and shall survive any termination of this Agreement.

     (b) In the event of termination of this Agreement by Plum Creek pursuant to Section 8.01(g), so long as at the time of such termination Plum Creek is not in material breach of any representation, warranty or material covenant contained herein, G-P shall make payment to Plum Creek (within two Business Days after notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

     (c)  In the event of termination of this Agreement by G-P pursuant to
Section 8.01(h), so long as at the time of such termination G-P is not in material breach of any representation, warranty or material covenant contained herein, Plum Creek shall make payment to G-P (within two Business Days of notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

     (d) In the event of termination of this Agreement by either party pursuant to Section 8.01(f) based upon G-P having failed to receive the requisite Timber Group Shareholder Approval, then so long as (i) at the time of such termination Plum Creek is not in material breach of any representation, warranty or material covenant contained herein, (ii) prior to the Timber Group Shareholder Meeting a G-P Bona Fide Proposal has been publicly announced, disclosed or communicated and (iii) within nine months of such termination G-P shall consummate or enter into any agreement with respect to a G-P Bona Fide Proposal, G-P shall make payment to Plum Creek (within two Business Days after notice of demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

     (e) In the event of termination of this Agreement by either party pursuant to Section 8.01(f) based upon Plum Creek having failed to receive the requisite Plum Creek Stockholder Approval to approve this Agreement and Mergers, then so long as (i) at the time of such termination G-P is not in material breach of any representation, warranty or material covenant contained herein (ii) prior to the Plum Creek Stockholder Meeting a Plum Creek Bona Fide Proposal has been publicly announced, disclosed or communicated and (iii) within nine months of such termination Plum Creek shall consummate or enter into any agreement with respect to a Plum Creek Bona Fide Proposal, Plum Creek shall make payment to G-P (within two Business Days of notice to demand for payment) by wire transfer of immediately available funds of a termination fee in the amount of $100 million.

     (f) In the event of termination of this Agreement pursuant to Section 8.01(i), (j) or (k), a termination fee will be payable in accordance with such sections.


                                  ARTICLE IX

                                 MISCELLANEOUS



     Section  9.01  Fees and Expenses.
                    -----------------
     (a) In the event of termination of this Agreement pursuant to Article IX herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel, financial advisors, accountants, actuaries and consultants, shall be paid by the party incurring such costs and expenses, provided that all printing expenses, SEC and HSR filing fees shall be divided equally between Plum Creek and G-P.

     (b) If the Mergers and the transactions contemplated by this Agreement are consummated, Plum Creek shall pay (i) its own costs and expenses, (ii) all HSR, SEC and other filing fees, (iii) printing costs and (iv) the costs and expenses listed on Section 9.01(b) of the G-P Disclosure Letter. Such schedule sets forth a list of (A) the categories of costs and expenses expected to be incurred by G-P in connection with this Agreement and the transactions contemplated by this Agreement and (B) a good faith estimate of the amount of each listed cost and expense. In addition to those expenses allocated to G-P pursuant to Section 4(c) of the Tax Matters Agreement, G-P shall be responsible for (i) any legal and advisory fees and expenses associated with G-P's obtaining comfort with respect to Section 4.28 and (ii) 25% of the legal fees and expenses incurred by it which are reasonably allocable to the Spinoff.

     Section  9.02  Survival of Representations and Warranties.  Neither the
                    ------------------------------------------
representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement nor any covenant, agreement, undertaking or obligation to be fully performed and complied with prior to the Closing Date shall survive the Closing. After the Closing Date, neither G-P, Spincos nor Plum Creek shall have any liability (for indemnification or otherwise) with respect to any representation or warranty contained in this Agreement or in any certificate or instrument delivered pursuant to this certificate or with respect to any covenant, agreement, undertaking or obligation to be fully performed and complied with prior to the Notice of Redemption Date, provided, however, that nothing contained in this Section 9.02
                 --------  -------
shall relieve any party of any liability for breach of any obligations to be performed after the Notice of Redemption Date if written notice with respect to any such liability as to which Plum Creek or G-P has actual knowledge is given prior to the Effective Time.

     Section  9.03  Notices.  All notices, requests, demands, waivers and other
                    -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or facsimile, as follows:

     (a)  if to G-P, to it at:

          133 Peachtree Street, N.E.
          Atlanta, Georgia 30303
          Attention: General Counsel
          Facsimile: (404) 230-7543

       with a copy (which shall not constitute notice) to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017
          Attention: Mario A. Ponce
          Facsimile: (212) 455-2500

          and to

          King & Spalding
          191 Peachtree Street
          Atlanta, Georgia 30303
          Attention: William R. Spalding
          Facsimile: (404) 572-5100

     (b)  if to Plum Creek, to it at:

          999 Third Avenue, Suite 2300
          Seattle, Washington 98104
          Attention: General Counsel
          Facsimile: (206) 467-3799

       with a copy (which shall not constitute notice) to:

          Skadden, Arps, Slate, Meagher & Flom, LLP
          300 South Grand Avenue
          Los Angeles, California 90071
          Attention: Joseph J. Giunta
                     Gregg A. Noel
          Facsimile: (213) 687-5600
or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

     Section  9.04  Entire Agreement.  This Agreement and the schedules and
                    ----------------
other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

     Section  9.05  Binding Effect; Benefit; Assignment.  This Agreement shall
                    -----------------------------------
inure to the benefit of and be binding upon the parties hereto, their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     Section  9.06  Amendment and Modification.  Subject to applicable law, this
                    --------------------------
Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding Timber Group Shareholder Approval, approval of G-P as the sole stockholder of each of the Spincos, and Plum Creek Stockholder Approval), by action taken by the respective Boards of Directors of Plum Creek and G-P or by the respective officers authorized by such Boards of Directors or otherwise, as the case may be; provided, however, that after the Plum Creek Stockholder Approval and the Timber Group Shareholder Approval, no amendment shall be made which by law requires further approval by the stockholders of Plum Creek Common Equity or shareholders of G-P Common Stock without such further approval.

     Section  9.07  Further Actions.  Each of the parties hereto agrees that,
                    ---------------
except as otherwise provided in this Agreement and subject to its legal obligations, it will use commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     Section  9.08  Headings.  The descriptive headings of the several Articles
                    --------
and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     Section  9.09  Enforcement.  The parties agree that irreparable damage
                    -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section  9.10  Counterparts.  This Agreement may be executed in several
                    ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     Section  9.11  Applicable Law.  This Agreement and the legal relations
                    --------------
between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     Section  9.12  Severability.  If any term, provision, covenant or
                    ------------
restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section  9.13  Waiver of Jury Trial.  Each of the parties to this Agreement
                    --------------------
hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                               [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Plum Creek, G-P and each of the Spincos has caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.



                                         PLUM CREEK TIMBER COMPANY, INC.


                                         By: /s/ Rick R. Holley
                                             ------------------------
                                           Name: Rick R. Holley
                                           Title: President and Chief
                                                  Executive Officer


                                         GEORGIA-PACIFIC CORPORATION


                                         By: /s/ A.D. Correll
                                             ------------------------
                                           Name: A.D. Correll
                                           Title: Chairman, Chief Executive
                                                  Officer and President


                                         NORTH AMERICAN TIMBER CORP.


                                         By: /s/ Kenneth F. Khoury
                                             ------------------------
                                           Name: Kenneth F. Khoury
                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary


                                         NPI TIMBER, INC.


                                         By: /s/ Kenneth F. Khoury
                                             ------------------------
                                           Name: Kenneth F. Khoury
                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary


                                         GNN TIMBER, INC.


                                         By: /s/ Kenneth F. Khoury
                                             ------------------------
                                           Name: Vice President, Deputy General
                                                 Counsel and Secretary

                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary

                                         GPW TIMBER, INC.


                                         By: /s/ Kenneth F. Khoury
                                             ---------------------------
                                           Name: Kenneth F. Khoury
                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary

                                         LRFP TIMBER, INC.


                                         By: /s/ Kenneth F. Khoury
                                             ---------------------------
                                           Name: Kenneth F. Khoury
                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary

                                         NPC TIMBER, INC.


                                         By: /s/ Kenneth F. Khoury
                                             ---------------------------
                                           Name: Kenneth F. Khoury
                                           Title: Vice President, Deputy General
                                                  Counsel and Secretary